Exhibit 2.1

ASSET PURCHASE AGREEMENT
BETWEEN
CEDAR FAIR, L.P.
CEDAR FAIR SOUTHWEST INC.
MAGNUM MANAGEMENT CORPORATION
AND
JMA VENTURES, LLC

Dated as of September 16, 2011

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Exhibit 2.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2011 (the “Effective Date”), by and among, on the one hand, CEDAR FAIR, L.P., a Delaware limited partnership (“Cedar Fair”), CEDAR FAIR SOUTHWEST INC., a Delaware corporation and a subsidiary of Cedar Fair (“Southwest”), and MAGNUM MANAGEMENT CORPORATION, an Ohio corporation and a subsidiary of Cedar Fair (“Magnum” and together with Cedar Fair and Southwest, “Sellers”), and, on the other hand, JMA VENTURES, LLC, a California limited liability company (“Buyer”).
R E C I T A L S
A.    Sellers own and operate the assets and business commonly known as California’s Great America situated at 4701 Great America Parkway, Santa Clara, California (the “Business”).
B.    Sellers desire to sell, transfer and assign to Buyer (the “Sale”), and Buyer desires to purchase and assume from Sellers (the “Purchase”), all of the Assets and Assumed Liabilities, on the terms and conditions set forth herein.
C.    Certain capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Appendix A attached to this Agreement.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and undertakings set forth herein and in order to set forth the terms and conditions of the Purchase and Sale (together, the “Transaction”) and the manner of effecting the Transaction, Buyer and Sellers hereby agree, and instruct First American Title Insurance Company (“Escrow Holder”), with regard to the escrow (“Escrow”) created pursuant hereto, as follows:
ARTICLE 1
Purchase and Sale
Section 1.1    Transaction; Assets. Subject to all of the terms, conditions and provisions of this Agreement, at the Closing, each Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from such Seller all of such Seller’s respective right, title and interest in and to all of such Seller’s respective property and assets of every kind and description, wherever located, that are used or held for use exclusively in the operation of the Business, including without limitation the following (but excluding the Excluded Assets):
(a)    Real Property. Other than the Excluded Assets, (i) all of the real property (the “Land”) used in the operation of the Business in Santa Clara, California, which is owned (“Owned Real Property”) or leased (“Leased Real Property”) by one or more of Sellers and/or in which a Seller or any affiliate of a Seller otherwise has an interest, including, without limitation, the premises under the RDA Ground Lease, which is described on Schedule 1.1(a) attached hereto; (ii) all of Sellers’ right, title and interest in easements, rights of way, appurtenances, mineral and water rights and other rights and benefits vested in or running with such parcels of real property (the “Related Real Property Rights”); and (iii) all buildings, structures, rides, improvements and fixtures located thereon (the “Improvements” and collectively with the Land, the Real Property Leases (as defined in Section 1.1(g) of this Agreement), and the Related Property Rights, the “Real Property”);
(b)    Tangible Personal Property. All vehicles, furniture, fixtures, machinery, rides, equipment, tools, maintenance parts, computers, point-of-sale equipment, phones, and all other tangible items of personal property, including the Liquor FF&E, wherever located, owned or leased by Sellers on the Closing Date and used or held for use exclusively in the operation of the Business (collectively, the “Tangible Personal Property”);
(c)    Inventory. All inventory located at the Real Property and used or held for use exclusively in the operation of the Business, including the Liquor Inventory, other than inventory that bears, utilizes or contains any of Sellers’ Retained Intellectual Property (“collectively, “Inventory”);
(d)    Manuals. All customer lists, manuals, drawings, imprints, engineering and design information, service and parts records, warranty records, maintenance and repair records and records of all employees hired by Buyer (provided employee consents are obtained) relating to the Assets or the Business (collectively, the “Manuals”); provided that, to the extent that any such Manual relates to both the Assets or the Business and other business of any of the Sellers, then such Manual shall be included only to the extent that it relates to the Assets or the Business;
(e)    Permits. All licenses, certificates, variances, permits, consents, authorizations, approvals registrations and similar consents granted or issued to Sellers as of the Closing Date by any governmental or quasi-governmental agency exclusively relating to the ownership or operation of the Assets or the Business, including the Liquor License, all of which permits are listed on Schedule 1.1(e) attached hereto, but excluding permits pertaining to the Excluded Assets (collectively, the “Permits”);
(f)    Personal Property Leases. All leases relating to the use of any personal property used or held for use exclusively in the operation of the Business, including, but not limited to, the leases described on Schedule 1.1(f) attached hereto (the “Personal Property Leases”);
(g)    Real Property Leases. The leases, licenses, concession agreements and other agreements pursuant to which Sellers have the right of use or occupancy of all or any portion of the Leased Real Property in the operation of the Business (collectively, the “Real Property Leases”) described on Schedule 1.1(g) attached hereto, and including, without limitation, the RDA Ground Lease;
(h)    Contracts and Agreements. All of Sellers’ rights under those contracts, management agreements, purchase orders, sales orders, customer orders, distributor agreements, franchise agreements, sales representation agreements, warranty agreements, service agreements, guarantee agreements, confidentiality agreements, supply agreements, rights or option agreements, leases, concessions, licenses and any other agreements and commitments of any sort to which Sellers are a party on the Closing Date (including those pertaining to the use of any portion of the Real Property by third parties) that are used or held for use exclusively in the operation of the Business, including, but not limited to, all contracts and agreements described on Schedule 1.1(h) attached hereto, but excluding the Excluded Contracts (collectively, the “Contracts and Agreements”);
(i)    Intellectual Property Rights. (i) All trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, trade dress, business and product names, logos, maps, including park maps, and slogans used or held for use exclusively in the operation of the Business, including the name “California’s Great America,” the name of each ride, venue, attraction and/or special event that is used exclusively in the operation of the Business (provided that the foregoing is not intended to exclude the name of any ride, venue, attraction and/or special event included within the Business and/or Assets by reason of the fact that the same or similar name is also used for a ride, venue, attraction and/or special event at another asset or business of Sellers or any of them), and related documentation and all applications and registrations therefor, (ii) (subject to Section 5.4 below) all rights, title, interest and control to all CGA Social Media; all assignable code for the Business’ website, if any, all assignable licenses and other rights to the Business’ point of sale system, if any, all of the Business’ e-mail addresses, contents of Books and Records, and all applications, studies, reports, site plans, renderings, diagrams, architectural and engineering design drawings and specifications relating to any potential expansion or renovation of the Business, and (iii) any other intellectual property owned by Sellers on the Closing Date that is related to the Business and is disclosed on Schedule 1.1(i) attached hereto (Section 1.1(i)(i), (ii) and (iii) collectively, the “Intellectual Property Rights”);
(j)    Insurance Proceeds. Any proceeds from any property insurance of Sellers arising from a loss or event related to the Assets and occurring at any time after the Commitment Date, but before the Closing Date (collectively, “Insurance Proceeds”);
(k)    Marketing and Promotional Materials. (i) The library of photographs, motion pictures and videos used exclusively in the marketing and promotion of the Business (including all historical photographs of the Real Property), (ii) all assignable lists of customers (including, as appropriate and permitted under applicable law, names, addresses, dates, and other information customarily maintained by Sellers), but excluding any portions thereof that contain or that utilize any of Sellers’ Retained Intellectual Property, and (iii) all other lists, files and marketing and promotion materials used exclusively for the Business (collectively, “Marketing Materials”);
(l)    Claims. All rights, privileges, trade accounts receivable, claims, causes of action and options that relate exclusively to the Business or the Assets which Sellers own or license and Buyer is purchasing hereunder;
(m)    Telephone Numbers. All local and toll free telephone numbers used or held for use exclusively in the operation of the Business for use by visitors, vendors, licensors and employees;

(n)    Books and Records. All written and electronic copies of all Books and Records used or held for use exclusively in the operation of the Business or otherwise relating to the Assets; provided that if any such materials contain information regarding other assets owned by Sellers or their affiliates, Sellers shall have the right to remove and retain such information;
(o)    Expenses. All prepaid expenses and other current assets;
(p)    Cash. All cash on hand, cash equivalents, accounts receivable, notes receivable or other receivables, including, without limitation, security bonds, licensing bonds, utility deposits or similar deposits; and
(q)    Other Assets. Except as provided in Section 1.2 below, all other tangible and intangible assets owned by Sellers on the Closing Date that are used exclusively or held for use exclusively in the ongoing operation of the Business.
All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary set forth in Section 1.1 above, the term “Assets” shall specifically not include:
(a)    Any intellectual property rights of Sellers or any of their affiliates listed on Schedule 1.2(a) attached hereto (collectively, “Sellers’ Retained Intellectual Property”);
(b)    Any inventory, uniforms, costumes or supplies that contain, include or embody any of Sellers’ Retained Intellectual Property or any Coca-Cola and related products and non-owned equipment;
(c)    any insurance policies respecting the Sellers or the Business;
(d)    any computer hardware containing proprietary information of a Seller or any of their affiliates listed on Schedule 1.2(d) attached hereto or any non-assignable computer software listed on Schedule 1.2(d) attached hereto;
(e)    Any warranties or guaranties or other contractual agreements which are non-assignable and listed on Schedule 1.2(e) attached hereto; provided that such warranties, guaranties or other agreements will be treated as “Nonassignable Assets” under Section 1.10;
(f)    Any claims or causes of action (except for insurance proceeds described in Section 1.1(j) hereof or the deposits and other items described in Section 1.1(p) hereof) against third parties respecting the Assets or the Business which relate to the period of time on or prior to the Closing Date, including, without limitation, any proceeds from Tax protests, refunds, rebates or other recovery of Taxes, or utility refunds, but not including claims relating to the condition of the Assets;
(g)    Any employment records of any Seasonal Employee or Regular Employee (as defined in Section 10.1) not hired by Buyer as of the Closing Date;

(h)    Any multi-park agreements set forth on Schedule 1.2(h) attached hereto;
(i)    any Real Property leases for Real Property described on Schedule 1.2(i) attached hereto;
(j)    Sellers Employee Benefit Plans and corresponding assets, including without limitation all insurance policies, trust agreements or other Excluded Contracts relating thereto, all as listed on Schedule 1.2(j) attached hereto;
(k)    (i) Any Contracts and Agreements related exclusively to Excluded Assets and listed on Schedule 1.2(k) attached hereto and (ii) any agreements, understandings, or arrangements, if any, that have not been reduced to writing executed or delivered by the Sellers or any of them (the “Excluded Contracts”);
(l)    Any Permits related exclusively to Excluded Assets and listed on Schedule 1.2(l) attached hereto; or
(m)    Any assets set forth on Schedule 1.2(m) attached hereto (collectively with the items listed in Sections 1.2(a) through 1.2(m), above, the “Excluded Assets”).
Section 1.3    Excluded Liabilities. Except as expressly set forth in Section 1.4 and Article 10, Buyer shall neither assume nor become responsible for any Liabilities of Sellers at the Closing (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall remain the sole obligation and responsibility of the respective Seller and the respective Seller shall promptly discharge any such Liabilities in accordance with the past practices of the Business. Except as expressly set forth in Section 1.4, the Excluded Liabilities shall include all liabilities and obligations arising from or relating to ownership or operation of the Business or the Assets prior to the Closing Date, including, without limitation, the following:
(a)    Liabilities relating to or arising in respect of any of the Excluded Assets;
(b)    all salaries, bonuses, sales commissions and consulting fees payable to any current or former employees or agents of Sellers for services rendered prior to the Closing Date;
(c)    all Taxes for any Tax Period or portion thereof ending before the Closing Date (or for any Tax Period beginning before and ending after the Closing Date to the extent allocable to the portion of such period up to but not including the Closing Date);
(d)    all Liabilities of Sellers with respect to vacation, sick pay, holiday, and severance payments prior to the Closing Date;
(e)    Liabilities under Sellers’ Employee Benefit Plans, Sellers’ Benefit Arrangements, and any Multiemployer Plan in which Sellers or an ERISA Affiliate have been a participating employer;
(f)    any indebtedness for borrowed money of Sellers; and

(g)    rental payments under the RDA Ground Lease relating to the period prior to Closing; and
(h)    all Liabilities under Environmental Laws arising from or relating to ownership or operation of the Business and Assets prior to the Closing Date, including without limitation liabilities and obligations in respect of any Environmental Condition, and any Environmental Claim related thereto, which concerns the Real Property and any other property previously owned, leased or otherwise used in or by the Business, regardless of whether any such Liabilities or Environmental Claims arising from or relating to pre-Closing periods are asserted before or after the Closing Date (collectively, “Pre-Closing Environmental Liability”).
Section 1.4    Assumed Liabilities. Buyer shall assume, pay, fulfill, perform or otherwise discharge (a) the Liabilities set forth on Schedule 1.4 attached hereto, (b) all Liabilities of Sellers with respect to Prepaid Revenue (clauses (a) and (b), together, the “Scheduled Liabilities”), (c) the Liabilities of Sellers to be performed on or after the Closing under the Permits, Personal Property Leases, Real Property Leases and Contracts and Agreements (including Liabilities with respect to Contracts and Agreements for goods or services that are delivered or performed on or after the Closing Date), and (d) except as otherwise provided in Section 1.9(a), all Liabilities for Taxes for any Tax Period or portion thereof beginning on or after the Closing Date (or for any Tax Period beginning before and ending on or after the Closing Date to the extent allocable to the portion of such period on or after the Closing Date) (clauses (a)-(d), collectively, the “Assumed Liabilities”).
Section 1.5    Purchase Price. The purchase price (the “Purchase Price”) to be paid by the Buyer for the Assets is Seventy Million Dollars ($70,000,000) minus the Final Scheduled Liabilities Valuation (as defined in Section 1.8(d) below). At the Closing, the Buyer shall pay (a) the Sellers a closing payment (the “Closing Payment”) of Sixty-Nine Million Nine Hundred Thousand Dollars ($69,900,000) minus the Estimated Scheduled Liabilities Valuation (as defined in Section 1.8(a) below) by wire transfer of federal funds to an account or accounts designated by Sellers with notification of receipt of funds by Sellers’ bank on the Closing Date, and (b) the Liquor Assets Purchase Price in accordance with Section 1.11(b). Any difference between the Purchase Price and the Closing Payment shall be paid by the Buyer or Sellers, as appropriate, pursuant to the terms of Section 1.8(e). Buyer and Sellers agree that the Purchase Price shall be allocated among the Assets (the “Allocated Asset Value”) as provided in this Section 1.5 prior to the Closing in accordance with Section 1060 of the Code. Sellers shall, within thirty (30) days after the date the Final Scheduled Liabilities Valuation has been determined pursuant to Section 1.8(d), prepare and deliver to Buyer for its review a schedule allocating the Allocated Asset Value (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the Assets (such schedule, the “Allocation”), which Allocation shall be subject to Buyer’s approval, not to be unreasonably withheld. Upon reaching an agreement on the Allocation, the Buyer and the Sellers shall (y) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (z) file all federal, state and local tax returns and related tax documents consistent with such Allocation, as the same may be adjusted pursuant to the other provisions of this Agreement.

Section 1.6    Deposit of Escrow; Disposition of Escrow.
(a)    Simultaneously with the execution of this Agreement, the Buyer shall deposit into the Escrow the sum of $650,000 (the “Initial Deposit”). If Buyer does not terminate this Agreement during the Due Diligence Period, then Buyer shall deposit an additional $4,250,000 (“Additional Deposit” and together with the Initial Deposit, the “Deposit”) into the Escrow on the day following the final day of the Due Diligence Period (the “Commitment Date”). The Deposit shall be deposited in a federally insured, interest-bearing account, with all interest thereon either added to the Deposit and credited to the Closing Payment or accruing to the benefit of the party entitled to receive the Deposit as provided herein.
(b)    If Buyer terminates this Agreement during the Due Diligence Period, Buyer shall be entitled to a return of the Initial Deposit (together with any interest earned thereon while held in Escrow).
(c)    If Buyer does not terminate this Agreement during the Due Diligence Period, then the Deposit (which shall include, for the avoidance of doubt, both the Initial Deposit and the Additional Deposit) will become nonrefundable for any reason other than termination of this Agreement pursuant to Section 8.1 (Mutual Condition Precedent), Section 8.2 (Conditions Precedent of Buyer, other than the condition precedent in Section 8.2(b) (Due Diligence), Section 11.1(b) (Sellers’ Breach), or Section 12.6 (event of casualty or condemnation). If either Buyer or Sellers terminate this Agreement after the Due Diligence Period for any reason other than termination of this Agreement pursuant to Section 8.1 (Mutual Condition Precedent), Section 8.2 (Conditions Precedent of Buyer, other than the condition precedent in Section 8.2(b) (Due Diligence), Section 11.1(b) (Sellers’ Breach), Section 11.1(d) (Seller’s termination for Parent Sale Agreement), or Section 12.6 (event of casualty or condemnation), the Deposit shall be paid to Sellers.
(d)    If the Purchase closes, the Deposit shall be distributed to the Sellers and credited against the Closing Payment.
(e)    Sellers shall be entitled to receive the Deposit if this Agreement is terminated as a result of Buyer’s Default.
Section 1.7    Closing Date. The closing of the Purchase and Sale of the Assets in the Transaction contemplated by this Agreement (the “Closing”) shall take place through the Escrow to be established with the Escrow Holder upon execution and delivery of this Agreement to Escrow Holder, on the date which is selected by Buyer upon not less than five (5) Business Days prior written notice to Sellers but in no event later than the 75th day after the expiration of the Due Diligence Period; provided, however, that if any of the conditions to Closing set forth in Section 8.1 of this Agreement have not been satisfied or waived by both parties hereto on or before such date, then the Closing will occur on the fifth (5th) Business Day after such condition has been satisfied or waived (the “Scheduled Closing Date”), but in no event shall the Closing occur after December 31, 2011 the (“Outside Closing Date”). The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 1.8    Post-Closing Adjustment.
(a)    No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement setting forth Sellers’ estimate of the aggregate value of the Scheduled Liabilities (the “Estimated Scheduled Liabilities Valuation”), including an itemized list showing Sellers’ estimate of each of the Scheduled Liabilities. The Estimated Scheduled Liabilities Valuation shall be prepared (i) in accordance with GAAP, and (ii) on a basis consistent with the preparation of the Financial Statements of the Business. The Estimated Scheduled Liabilities Valuation shall be used to calculate the Closing Payment absent manifest error.
(b)    No later than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth the aggregate value of the Scheduled Liabilities as of the Closing Date (the “Closing Date Liabilities Valuation”), including an itemized list showing Buyer’s determination of the value of each of the Scheduled Liabilities. The Closing Date Liabilities Valuation shall be prepared (i) in accordance with GAAP, and (ii) on a basis consistent with the preparation of the Financial Statements of the Business.
(c)    After receipt of the Closing Date Liabilities Valuation, Sellers shall have thirty (30) days (the “Sellers’ Review Period”) to review it. If, within Sellers’ Review Period, Sellers notify Buyer in writing that they object to any item(s) on the Closing Date Liabilities Valuation and specify the item(s) and amount(s) in dispute and the basis for such dispute (the “Sellers’ Amendment Notice”), the parties shall use their best efforts to reach agreement in respect of the disputed items within the fifteen (15) day-period (the “Resolution Period”) following the delivery of Sellers’ Amendment Notice. Any item(s) on the Closing Date Liabilities Valuation not identified in writing as a disputed item within Sellers’ Review Period shall be deemed to have been accepted by Sellers and not subject to any further review or change. If no Sellers’ Amendment Notice is received by Buyer during Sellers’ Review Period, the Closing Date Liabilities Valuation shall be deemed accepted by Sellers.
(d)    If at the conclusion of the Resolution Period the parties have not reached an agreement on Sellers’ objections, then all amounts and issues remaining in dispute shall be submitted by Sellers and Buyer to a Neutral Accountant. The fees, costs and expenses of the Neutral Accountant shall be borne proportionately by Buyer and Sellers as follows: (i) if the Neutral Accountant resolves all of the remaining issues in favor of Buyer, then Sellers shall bear all of such fees, costs and expenses; (ii) if the Neutral Accountant resolves all of the remaining issues in favor of Sellers, then Buyer shall bear all of such fees, costs and expenses; and (iii) if the Neutral Accountant resolves some of the remaining issues in favor of Buyer and some of the remaining issues in favor of Sellers, then Buyer shall bear that fraction of such fees, costs and expenses equal to (A) the difference between Buyer’s calculation of the aggregate value of the Scheduled Liabilities and the Final Scheduled Liabilities Valuation as finally determined in accordance with this Section 1.8 over (B) the difference between Buyer’s calculation of the aggregate value of the Scheduled Liabilities and Sellers’ calculation of the aggregate value of the Scheduled Liabilities, and Sellers shall bear the remainder of such fees, costs and expenses. All costs and expenses incurred by the parties in connection with resolving any dispute under this Section 1.8 before the Neutral Accountant shall be borne by the party incurring such cost and expense. The Neutral Accountant shall act as an arbitrator to determine only those issues still in dispute at the end of the Sellers’ Review Period. The Neutral Accountant’s determination shall be made within forty-five (45) days after its engagement, shall be set forth in a written statement delivered to the Sellers and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term “Final Scheduled Liabilities Valuation” shall mean the aggregate value of the Scheduled Liabilities as agreed to by Sellers and Buyer in accordance with Section 1.8(c) or the aggregate value of the Scheduled Liabilities resulting from the determination made by the Neutral Accountant in accordance with this Section 1.8(d) (in addition to those items theretofore agreed to by Sellers and Buyer during the Resolution Period or otherwise in accordance with Section 1.8(c)).
(e)    If, as a result of the procedures described in this Section 1.8, the Purchase Price is less than the Closing Payment, then the excess portion of the Closing Payment over the Purchase Price shall be paid by the Sellers to the Buyer. If, as a result of the procedures described in this Section 1.8, the Purchase Price exceeds the Closing Payment, then the excess portion of the Purchase Price over the Closing Payment shall be paid by Buyer to the Sellers. The amount of any payment by Buyer or Sellers pursuant to this Section 1.8(e) shall be paid by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds within five (5) business days after the Final Scheduled Liabilities Valuation is agreed to by Sellers and Buyer or is determined by the Neutral Accountant in accordance with this Section 1.8.
Section 1.9    Closing Prorations. The following shall be prorated at or promptly following the Closing Date between the parties:
(a)    Real Estate Taxes and Personal Property Taxes. Real estate Taxes (including general and special assessments and water and sewerage charges) and personal property Taxes (together, “Closing Year Property Taxes”) for the tax year in which the Closing Date occurs (the “Closing Tax Year”) shall be pro-rated between Sellers and Buyer by apportioning the Closing Year Property Taxes between Sellers and Buyer in proportion to the number of days in the Closing Tax Year up to and including the Closing Date, as to which such Taxes shall be the obligation of Sellers, and the number of days in the Closing Tax Year following the Closing Date, as to which such Taxes shall be the obligation of Buyer. Southwest has filed applications for the reduction of the assessed valuation of the Property for property taxes and/or refunds of property taxes paid (“Prop 8 Proceedings”) with the Assessor for Santa Clara County, California for the tax years identified on Schedule 1.9(a). Southwest shall have the right to prosecute, withdraw, settle or otherwise compromise said Prop 8 Proceedings in its sole and absolute discretion and shall be entitled to all tax refunds obtained from or in connection with said Prop 8 Proceedings. Without limitation of the foregoing, Southwest shall be entitled to receive all refunds and the amount of any credits applicable to any period on or prior to the Closing Date and Buyer shall be entitled to receive all refunds and the amount of any credits applicable to any period after the Closing Date. If either party hereto, or any of its representatives, successors or assigns, receives any refund or credit belonging to the other party hereto, the receiving party shall pay the amount thereof to said other party no later than thirty (30) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid at a rate equal to the prime rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus three percent (3%). This Section 1.9(a) shall survive the Closing until the lapse of the latest statute of limitations applicable to Closing Year Property Taxes.

(b)    Real Property Transfer Taxes and Recording Fees. Sellers shall pay any transfer Taxes assessed by the County of Santa Clara on the conveyance of the Real Property at Closing and one half of any transfer Taxes assessed by the City of Santa Clara on the conveyance of the Real Property at Closing. Buyer shall pay one half of any transfer Taxes assessed by the City of Santa Clara and all recording fees assessed by the County of Santa Clara and/or the City of Santa Clara on the conveyance of the Real Property at Closing.
(c)    Utilities. Sellers shall endeavor to have all meters read and final bills rendered for all utilities servicing the Business including, without limitation, water, sewer, gas and electricity, for the period prior to (but not including) the Closing Date. Sellers shall pay all bills for such utilities for the period prior to (but not including) the Closing Date by the due dates thereof. The provisions of this Section shall survive the Closing for a period of one (1) year.
(d)    Personal Property Leases, Contracts and Agreements and Permits. Sellers and Buyer shall make such prorations and adjustments under all Personal Property Leases, Contracts and Agreements and Permits as shall be reasonably necessary to reflect Sellers’ responsibility thereunder for the period of time prior to (but not including) the Closing Date and Buyer’s responsibility thereunder for the period of time on or after the Closing Date.
(e)    RDA Ground Lease. Sellers and Buyer shall make such prorations and adjustments under all Real Property Leases, including the RDA Ground Lease, as shall be reasonably necessary to reflect Sellers’ responsibility thereunder for the period of time prior to (but not including) the Closing Date and Buyer’s responsibility thereunder for the period of time on or after the Closing Date. Without limiting the generality of the foregoing, Sellers shall provide all information necessary to permit Buyer to submit the Certified Annual Statement (as such term is defined in the RDA Ground Lease) and, to the extent that any Additional Rent is owing under Section 308 thereof, Sellers shall cause Sellers’ Share of such amount to be paid within thirty (30) days after written request. As used in this subsection, “Sellers’ Share” means the number of days the Business operated prior to the Closing Date in the calendar year in which Closing occurs over the number of days in the calendar year in which Closing occurs.
(f)    Errors. If any errors or omissions are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly after the discovery thereof. The provisions of this Section shall survive the Closing for a period of one (1) year.
Section 1.10    Consent of Third Parties. Nothing in this Agreement nor the consummation of the Transaction contemplated hereby shall be construed as an attempt or agreement to assign any Asset, including any Contract and Agreement, Permit, Real Property Lease, Personal Property Lease, certificate, approval, authorization or other right, which by its terms or by applicable law is nonassignable without the consent of a third party or a governmental body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent, approval or authorization, or replacement thereof, shall have been obtained. With respect to such Nonassignable Assets, Sellers shall, and shall cause their respective affiliates to, (a) use their commercially reasonable best efforts to obtain all such consents prior to the Scheduled Closing Date, and (b) if such consents cannot be obtained prior to the Scheduled Closing Date, and if any such consents are

Material Consents and Buyer elects to waive the requirement under Section 8.2(f) that all Material Consents have been obtained and proceed to Closing, use their commercially reasonable efforts to cooperate with Buyer at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents reasonably promptly; provided, however, that such post-Closing efforts shall not require Sellers or any of their respective affiliates to incur any material out-of-pocket costs payable to any third party or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Contracts and Agreements or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Sellers and their respective affiliates so that, in any such case, Buyer shall be solely responsible for such Liabilities. To the extent permitted by applicable law, in the event consents or approvals to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Sellers or the applicable affiliate of Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Sellers’ or such affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Sellers shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Sellers or the applicable affiliate of Sellers shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each of the Sellers on behalf of itself and its affiliates authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Sellers or their respective affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable affiliate of Sellers and on such affiliate’s behalf with respect thereto, and Buyer agrees to indemnify and hold Sellers and their respective affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Buyer’s performance of, or failure to perform, such obligations under the Nonassignable Assets. The foregoing shall not apply with respect to the consent required under the RDA Ground Lease, which shall be governed by Section 8.2 or the Liquor License and Liquor FF&E, which will be governed by Section 1.11 below, and is not intended to constitute a waiver of or diminish the rights of Buyer with respect to the Buyer’s condition precedent in Section 8.2(f) (Material Consents).
Section 1.11    Liquor Licenses.
(a)    Sellers own certain liquor licenses and alcoholic beverage licenses (collectively, the “Liquor License”), Liquor Inventory and Liquor FF&E necessary to the operation of restaurants, bars, kiosks and other facilities serving alcoholic beverages at the Business (the “Alcohol Services”). To comply with applicable law, concurrently with the execution of this Agreement, Buyer and Sellers shall execute a separate escrow agreement (the “Liquor Assets Escrow Agreement”), relating to the transfer of the Liquor Assets to Buyer in a form to be agreed upon by the parties, and Sellers shall deposit a fully executed Liquor Assets Escrow Agreement with the Liquor Assets Escrow Agent in the Liquor Assets Escrow. In addition to the Liquor Assets Escrow Agreement, Buyer and Sellers shall execute such additional instruments and supplemental escrow instructions as may be reasonably required by the Liquor Assets Escrow Agent or applicable law in order to consummate the transfers contemplated by the Liquor Assets Escrow Agreement and which do not materially alter said agreement or its intent.
(b)    Promptly following the Effective Date, Buyer, at its sole cost and expense, shall make all necessary applications for, and shall diligently pursue, issuance of all licenses and approvals required under applicable legal requirements for the continued provision of Alcohol Services at the Business after the Closing Date consistent with the practices and procedures in effect as of the Effective Date, including any transfer of the Liquor License, and the sale and transfer of the Liquor Inventory and Liquor FF&E. For purposes of such applications, the value of the Liquor License, Liquor Inventory and Liquor FF&E as of the Closing Date shall be $100,000 (the “Liquor Assets Purchase Price”) and such amount shall be included in the Allocated Asset Value pursuant to Section 1.5 above and included as the purchase price under the Liquor Assets Escrow Agreement. Buyer shall keep Sellers informed of the status of such applications, and shall promptly respond to Sellers’ inquiries regarding the status of the same. Simultaneously with the filing of the application for transfer of the Liquor License, Buyer shall file with the applicable authority(ies) an application for a temporary retail permit allowing it to continue the operation of the Business, including Alcohol Services, during the period the application for the transfer of the Liquor License is pending. Sellers shall reasonably assist and cooperate with Buyer in obtaining approval of said applications, and shall use reasonable good faith efforts and take all actions and execute all applications, certifications and other documents reasonably necessary to aid Buyer in obtaining approval of said applications. If as of the date that Closing is otherwise required to occur under this Agreement the California Department of Alcohol Beverage Control (the “ABC”) has not approved the transfer of the Liquor License to Buyer, the applicable Sellers (i.e., holders of the Liquor License) and Buyer shall enter into an interim liquor management agreement (“Interim Liquor Agreement”) in a form to be agreed upon by Sellers and Buyer on or before the expiration of the Due Diligence Period, that will permit Buyer to continue the sale of alcoholic beverages at each location within the Real Property from and after the Closing Date consistent with the practices and procedures in effect as of the Effective Date, until the earliest of (i) issuance of a temporary permit, (ii) closing of the Liquor Assets Escrow, or (iii) 270 days after Closing.
(c)    Within one business day after the execution and delivery of this Agreement and the Liquor Assets Escrow Agreement by Buyer, Buyer shall deposit, or cause to be deposited, the Liquor Assets Purchase Price into the Liquor Assets Escrow, in cash or other immediately available funds (the “Liquor Assets Escrow Deposit”), which amount shall be credited against the Purchase Price payable pursuant to Section 1.5 so long as the Liquor Assets Purchase Agreement remains in effect. At least one business day before the Closing Date, Buyer shall deposit, or cause to be deposited, into the Liquor Assets Escrow additional cash or other immediately available funds in an amount not less than the sum of (i) any adjustments to the Liquor Assets Purchase Price as provided in the Liquor Assets Escrow Agreement plus (ii) all sums necessary to pay Buyer’s costs, expenses and prorations net of any credits due from Sellers in accordance with this Agreement in connection with the Liquor Assets Escrow.
(d)    Sellers shall cause to be deposited into the Liquor Assets Escrow, at least one business day before the Closing Date, an executed but undated Liquor Assets Bill of Sale.

(e)    The Liquor Assets Escrow shall close concurrently with or as promptly as possible after the Closing. Upon the closing of the Liquor Assets Escrow, the Liquor Assets Escrow Agent shall deliver to Sellers all sums due to Sellers from Buyer (or Buyer’s permitted assignee) for the Liquor Assets and shall date the Liquor Assets Bill of Sale as of the Closing Date and shall deliver to Buyer (or Buyer’s permitted assignee) the Liquor Assets Bill of Sale and any excess funds of Buyer (or Buyer’s permitted assignee).
(f)    If this Agreement is terminated for any reason whatsoever, the Liquor Assets Escrow shall automatically terminate. Escrow fees and escrow termination fees attributable to the Liquor Assets Escrow shall be divided and paid equally by Buyer and Sellers, unless such termination occurs because of Buyer’s or Sellers’ default in the performance of any obligation under this Agreement or the Liquor Assets Escrow Agreement, in which case the defaulting party shall pay all escrow fees and termination fees. Sellers shall be entitled to receive the Liquor Assets Escrow Deposit if this Agreement is terminated as a result of Buyer’s Default.
(g)    If the ABC fails to approve the transfer of the Liquor License to Buyer and the Liquor Assets Escrow has not been closed by the last day of the term of the Interim Liquor Agreement, (i) the Liquor Assets Escrow shall be terminated, (ii) the Liquor Assets Escrow Agent shall disburse the amount deposited in the Liquor Assets Escrow and all accrued interest (less any amounts paid to creditors pursuant to the Liquor Assets Escrow Agreement and less Buyer’s share of the costs of the Liquor Assets Escrow) to Buyer and the refund of that amount treated for tax purposes as a reduction in the Purchase Price, and (iii) all rights in and to the Liquor License shall belong to Sellers (or their permitted assignees).
(h)    Buyer shall comply, at its sole cost and expense, with all statutes and regulations applicable to the transfer of the Liquor Assets to Buyer, including, without limitation, paying all license and transfer fees, costs of recordation and publication and sales and use taxes; and, after the Closing, with all statutes and regulations governing the possession, dispensing, sale or use of alcoholic beverages in connection with the Business.
(i)    Nothing contained in this Section 1.11 shall, in any way, limit, or affect Buyer’s obligation to close the purchase of the Business on or before the Closing Date.
ARTICLE 2
Representations and Warranties of Sellers
In order to induce Buyer to enter into this Agreement, Sellers hereby represent and warrant to Buyer as follows:
Section 2.1    Organization and Good Standing of Sellers. Cedar Fair is a duly organized and validly existing limited partnership, in good standing, under the laws of the State of Delaware, and has all requisite power and authority, partnership and otherwise, to own, lease, use and operate its Assets and the Business as now conducted. Southwest is a duly organized and validly existing corporation, in good standing, under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, lease, use and operate its Assets and the Business as now conducted. Magnum is a duly organized and validly existing corporation, in good standing, under the laws of the State of Ohio, and has all requisite power and authority, corporate and otherwise, to own, lease, use and operate its Assets and the Business as now conducted.
Section 2.2    Partnership and Corporate Power and Authority. Each Seller has full power and authority, partnership or corporate (as applicable) and otherwise, to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all necessary partnership or corporate (as applicable) action of each Seller. No other partnership or corporate (as applicable) acts or proceedings on the part of any Seller or its respective equity holder(s) are necessary to authorize this Agreement or the consummation of the Transaction contemplated hereby. This Agreement has been duly executed and delivered by each Seller and, when duly executed and delivered by the Buyer, this Agreement will constitute a valid and legally binding obligation of, and will be enforceable against, each Seller in accordance with its terms, except as enforceability may be affected by principles of equity, bankruptcy, insolvency, or creditors’ rights.
Section 2.3    Conflicts, Consents and Approvals. Except as specifically set forth on Schedule 2.3 attached hereto, neither the execution and delivery of this Agreement, nor the consummation of the Transaction contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will: (a) result in the creation of any material Encumbrance upon any of the material Assets; (b) violate any material order, writ, injunction or decree, or any statute, rule or regulation, applicable to Sellers or any of the Assets; (c) violate any provision of the organizational documents of any Seller, or (d) require any action or consent or approval of, or review by, or registration with any third party, court, or governmental body or other agency, instrumentality or authority, other than as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and for consents to the assignment of the Permits, the Contracts and Agreements and the Personal Property Leases that require consent by a third party in connection with the consummation of the Transaction. Except as disclosed on Schedule 2.3 attached hereto (including consent to assignment of the RDA Ground Lease), no Consent of any governmental agency on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 2.4    Ground Lease.
(a)    Southwest is the tenant under the RDA Ground Lease and enjoys peaceful and undisturbed possession of the RDA Leased Real Property. Except as set forth in Schedule 2.15(b), Sellers have not leased, subleased or otherwise granted to any person the right to use or occupy the Real Property or any portion thereof,
(b)    (i) the RDA Leased Real Property, comprises all of the Real Property used or intended to be used in, or otherwise related to, the Business and all of the Real Property necessary for the conduct of the Business as presently conducted, (ii) to the Knowledge of Sellers, the RDA Ground Lease is in full force and effect according to its terms, all permit and lease payments are current, and there is no existing default under the RDA Ground Lease on the part of Sellers, as tenant thereunder, nor any fact or circumstance that, with the passage of time or delivery of notice, would constitute a default thereunder, (iii) all amounts due by Sellers under the RDA Ground Lease prior to the Effective Date have been paid in full, including, without limitation, all amounts due in respect of Additional Rent (as defined therein) for the 2010 Lease Year and 2011 Lease Year (as defined therein), (iv) there are no deposits under the RDA Ground Lease other than as shown on the Disclosure Schedules, (v) Sellers have provided Buyer with a true and complete copy of the RDA Ground Lease, and (vi) Sellers have not leased, subleased or otherwise granted to any person the right to use or occupy the Real Property or any portion thereof other than pursuant to the Tenant Leases.
Section 2.5    Permits. To the Knowledge of Sellers, Schedule 2.5 attached hereto contains a true, correct and complete list of the Permits, including, without limitation, the Liquor License. To the Knowledge of Sellers, the Permits set forth on the Disclosure Schedules are all the licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents required by any governmental body in connection with the ownership of the Business or any portion thereof or operation of the Business as presently conducted other than Permits that are immaterial to the Business. Except as set forth in the Disclosure Schedules, to the Knowledge of Sellers: (a) the Permits are in full force and effect, and there is no existing default under any such Permit on the part of Sellers, nor, to Sellers’ Knowledge, any fact or circumstance that, with the passage of time or delivery of notice would constitute a default thereunder, and (b) Sellers have provided Buyer with true and complete copies of the Permits in Sellers’ possession or reasonable control.
Section 2.6    Title to Tangible Personal Property and Equipment. Except as set forth on Schedule 2.6 attached hereto, the Sellers have good title to the Tangible Personal Property material to the Business and included in the Assets, free and clear of all mortgages, liens, security interests, charges, encumbrances or other title defects in all material respects, except for liens relating to current state and local Taxes not yet due and payable. Sellers are in possession of each item of Tangible Personal Property. To the Sellers’ Knowledge, Schedule 2.6 contains a complete list of all Tangible Personal Property used in connection with operation of the Business as presently conducted except for Tangible Personal Property which, the absence of which, individually or cumulatively, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 2.6, the Tangible Personal Property includes all tangible personal property reflected in the Financial Statements and all tangible personal property exclusively related to the Business acquired by Sellers since such date of such Financial Statements, other than tangible personal property transferred or disposed of since such date of such Financial Statements in the ordinary course of business consistent with past practice.
Section 2.7    Physical Condition of Improvements. Except as set forth on Schedule 2.7 or Schedule 2.11 attached hereto, all material Improvements used in the conduct of the Business are in good and useable condition, reasonable wear and tear excepted, and conform, in all material respects, with all existing applicable ordinances, codes, regulations and manufacturer’s suggested operating and maintenance procedures in effect or issued as of the date hereof.
Section 2.8    Litigation. Except as set forth on Schedule 2.8 attached hereto, (a) there is no action, suit or proceeding pending or, to the Sellers’ Knowledge, threatened against the Sellers or any affiliate thereof with respect to the Business or the Assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency, and (b)

to the Sellers’ Knowledge, the Sellers are not in default in any material respect with respect to any written order, injunction or decree of any court or governmental department, commission, board or agency, and no such written order, injunction or decree is now in effect which restrains the operations of the Business as currently conducted or the sale or use of the Assets.
Section 2.9    Brokerage and Finder’s Fees. Sellers have not and will not incur any brokerage, finders or any other commission or similar fee in connection with the Transaction contemplated by this Agreement.
Section 2.10    Environmental Matters.
(a)    For the purpose of this Agreement:
(i)    “Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under Environmental Laws or any permit issued under Environmental Laws relating to a violation of or liability under Environmental Laws (for purposes hereof, a “Demand”), including, without limitation, (A) any and all Demands for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Laws and (B) any and all Demands seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
(ii)    “Environmental Condition” shall mean any and all conditions relating to soil, surface water, groundwater, stream sediment, air or other environmental media, whether on or migrating from the Real Property, that violates applicable standards of Environmental Laws in effect as of the Closing, which shall with respect to the presence of Hazardous Materials in the soil or groundwater be those standards applicable to the properties given their use at the time of Closing, regardless of whether such conditions are discovered before or after the Closing Date and expressly including the post-Closing migration or exacerbation of any condition to the extent that such migration or exacerbation is not caused by Buyer’s operation of the Business.
(iii)    “Environmental Laws” shall mean all applicable federal, state and local laws (including common law), rules, ordinances, orders, directives, permits, approvals, decisions or decrees, remediation standards, and regulations relating to pollution or protection of human health or the environment, including, without limitation, and whether similar or dissimilar to, any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation Recovery Act, 42 U.S.C. §6901 et seq. (RCRA), the Clean Water Act, 33 U.S.C. §1251 et seq. (CWA), the Safe Drinking Water Act, 42 U.S.C. §300f et seq. (SWDA), the Clean Air Act, 42 U.S.C. §7401 et seq. (CAA), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (OSHA), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (TSCA), and the Emergency Planning and Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq. (EPCRA).
(iv)    “Hazardous Materials” shall mean (A) any element, compound or chemical that is characterized, regulated or defined as a contaminant, pollutant, hazardous or extremely hazardous substance, or a hazardous, medical, biohazardous, infectious or special waste under Environmental Laws; (B) petroleum, petroleum-based or petroleum-derived products; (C) polychlorinated biphenyls (“PCBs”); (D) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (E) any asbestos-containing materials.
(b)    Except as set forth herein or on Schedule 2.10(b) attached hereto:
(i)    To the Sellers’ Knowledge, none of the Real Property is identified on any current list of contaminated or potentially contaminated property established by the United States Environmental Protection Agency;
(ii)    Sellers’ ownership and operation of the Business and Assets were and are in compliance with all Environmental Laws, except where the failure to comply would not reasonably be expected to have a material impact on the Business as currently conducted;
(iii)    During the time that Sellers have held an ownership or leasehold interest in the Real Property, Hazardous Materials have not been managed, manufactured, produced or generated by, used on, treated or stored on, or transported to or from, the Real Property, other than as normally incidental to the conduct of the Business and in a manner that would not reasonably be expected to give rise to material Liabilities under Environmental Laws; and
(iv)    There are no pending, or, to the Sellers’ Knowledge, threatened Environmental Claims, including, without limitation, investigations by any federal, state or local governmental entity, against or concerning Sellers with respect to the Business, Assets or Real Property.
This Section 2.10 is the sole and exclusive representation and warranty with respect to environmental matters.
Section 2.11    Condition of Assets. Except as set forth on Schedule 2.7 and Schedule 2.11 attached hereto, the Assets are, in all material respects, as of the date hereof, in good repair and operating condition, ordinary wear and tear excepted, as is suitable for their intended use. Except as set forth on Schedule 2.11 attached hereto, all of the Assets that are amusement rides (including related equipment) have been operated and maintained in all material respects in substantial compliance with all applicable laws and regulations of the State of California and, to the extent any such Assets have been inspected by the State of California for operation during the 2011 season, such Assets have been approved for operation during the 2011 season. The Sellers have operated and maintained all such Assets in accordance with prudent practice consistent with industry standards applicable to the operation of a regional amusement park, including, without limitation, compliance in all material respects with applicable manufacturers’ written operation and maintenance recommendations.
Section 2.12    Trademarks, Etc. To the Sellers’ Knowledge, none of the past or present employees, officers, directors, shareholders or affiliates of the Sellers have any rights in any of the Intellectual Property Rights. The Sellers have not granted any outstanding licenses or other rights to Intellectual Property Rights except as described on Schedule 2.12 attached hereto, and the Sellers is not liable in any material respect, nor has the Sellers made any contract or arrangement whereby they may become liable in any material respect, to any person for any royalty or other compensation for the use of any Intellectual Property Rights.
Section 2.13    Financial Statements; Attendance.
(a)    Sellers have delivered to Buyer true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”) of the Business: unaudited balance sheets and statements of income as of and for the periods ended December 31, 2008, December 31, 2009 and December 31, 2010. Except as set forth on Schedule 2.13(a) attached hereto, the Financial Statements were prepared in accordance with generally accepted accounting principles in the United States, consistently applied, were prepared in accordance with the Books and Records and present fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods referred to therein. Sellers have also delivered to Buyer a true, correct and complete copy of the unaudited balance sheet for the Business as of August 17, 2011 (the “Interim Financial Statement”). The Interim Financial Statement was prepared in accordance with Sellers’ standard accounting practices, consistently applied, was prepared in accordance with the Books and Records, and is accurate in all material respects as of August 17, 2011. To Sellers’ Knowledge, Sellers do not have any obligations or liabilities exclusively relating to the Assets or the Business, contingent or otherwise, required to be disclosed in a balance sheet prepared in accordance with GAAP other than (i) liabilities or obligations that have arisen since December 31, 2010 in the ordinary course of the conduct of the Business, (ii) as reflected in the Financial Statements (including the related notes thereto) and (iii) liabilities otherwise disclosed in the Schedules attached hereto.
(b)    Schedule 2.13(b) attached hereto accurately sets forth the attendance at the Business during 2008, 2009 and 2010.
Section 2.14    Absence of Changes or Events. Since December 31, 2010, except as set forth on Schedule 2.14 attached hereto, Sellers have not:
(a)    Mortgaged, pledged or granted any other Encumbrance on any portion of the Assets;
(b)    Suffered any material change in the Assets or any material change in the condition (financial or otherwise) or results of operations of the Business or any event, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(c)    Suffered any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets or the Business in any material respect;
(d)    Encountered any actual or threatened labor union organizing activity or collective bargaining negotiation, had any actual or threatened class action claims, employee strikes, work stoppages, slow-downs or lock-outs, terminated any employees for cause (other than in the ordinary course) or experienced any material change in its relationship with employees or the agents or independent contractors of the Business; or

(e)    Except for customary salary and wage increases as of January 1, 2011, and except as set forth in Schedule 2.14 attached hereto, made any material change in the rate of compensation, commission, bonus or other direct or indirect compensation payable or to become payable to any employee of the Sellers whose exclusive duties are at the Business, or any alteration in the benefits payable to any such employee.
Section 2.15    Contracts. Schedule 2.15(b) attached hereto lists all Contracts and Agreements, including amendments thereto, that fall into one or more of the following categories (each, a “Material Contract” and, collectively, the “Material Contracts”):
(i)    Any agreement involving the expenditure by the Business of more than $50,000 and not cancelable upon notice by Sellers without penalty or consent within sixty (60) days;
(ii)    Any agreement relating to capital expenditures by the Business providing for the payment of an aggregate amount of more than $50,000 and not cancelable upon notice by Sellers without penalty or consent within sixty (60) days;
(iii)    Any agreement, contract, lease, plan, arrangement and/or commitment by the Business relating to the grant or receipt by Sellers of any license or royalty fees or other payment obligations to or from any Person;
(iv)    Except for those employment agreements that are not assumed pursuant to this Agreement, any employment agreement, contract, policy, confidentiality or proprietary rights agreement, and/or commitment with or between Sellers and any of their respective employees, directors or officers, including without limitation those relating to severance, with respect to the Business;
(v)    Partnership, joint venture or other cooperative arrangements or agreements with respect to the Business involving a sharing of profits and expenses;
(vi)    Any contract, agreement or arrangement containing covenants limiting the freedom of the Business to compete in any line of business with any person, group association or business entity or in any area or territory;
(vii)    Any other agreement, contract and commitment the assignment of which either requires consent by a third party in connection with the consummation of the Transaction or that is entered into by Sellers that is outside of the ordinary course of the Business;
(viii)    The Gilroy Gardens Management Agreement and any other agreement, contract and commitment to which the Sellers or any of them is a party relating to the performance of Seller’s or any of their obligations under the Gilroy Gardens Management Agreement; and
(ix)    Any lease pertaining to the use of any portion of the Real Property by third parties (each a “Tenant Lease”).

(a)    Sellers have delivered to Buyer complete and correct copies of all Material Contracts together with all amendments thereto. All of the Material Contracts are the valid and binding obligations of the Sellers and, to the Knowledge of Sellers, the other respective parties thereto, are in full force and effect and as to Sellers are enforceable in accordance with their respective terms, except as the enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. To Sellers’ Knowledge, there are no oral contracts in existence that, if such contract were in writing, would constitute a “Material Contract” under this Agreement and that remain in effect after Closing. Schedule 2.15(a) attached hereto contains a true, correct and complete list of persons/organizations for which Sellers have entered into written agreements for free or discounted admission to the Business.
(b)    Schedule 2.15(b) attached hereto contains a true, correct and complete list of the Tenant Leases. Except as set forth in Schedule 2.15(b), Sellers have a valid and subsisting lessor’s or sublessor’s interest in the Tenant Leases, on the terms and conditions described therein. Except as set forth in Schedule 2.15(b), to the Sellers’ Knowledge: (i) the Tenant Leases are in full force and effect according to their terms, all lease payments are current, and there is no existing default under any such Tenant Leases on the part of Sellers, (ii) there are no deposits under the Tenant Leases other than as shown on Schedule 2.15(b), the Interim Financial Statement, or the documents described therein, (iii) Sellers have provided Buyer with true and complete copies of the Tenant Leases; and (iv) the terms of each Tenant Lease comply with all requirements applicable thereto under the RDA Ground Lease.
Section 2.16    Tax Matters. Except as set forth on Schedule 2.16(a) attached hereto, (i) Sellers have filed all Tax Returns that it was required to file related to the Business or the Assets, (ii) all Taxes related to the Business or the Assets owed by the Sellers have been paid, (iii) the Sellers is not the beneficiary of any extension of time within which to file any Tax Return related to the Business or the Assets, except for extensions routinely requested and received in a manner consistent with the past practices of the Business and (iv) there are no Encumbrances (other than Taxes not yet due and payable) on any of the assets of any of the Sellers that arose in connection with any failure (or alleged failure) to pay any Tax related to the Business or the Assets.
(a)    Except as set forth on Schedule 2.16(b) attached hereto, Sellers have withheld and paid all Taxes required to have been withheld and paid, related to the Business or the Assets, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(b)    Except as set forth on Schedule 2.16(c) attached hereto, to Sellers’ Knowledge, there is no material dispute or claim concerning any Taxes related to the Business or the Assets claimed or raised by any taxing authority in writing.
(c)    Except as set forth on Schedule 2.16(d) attached hereto, Sellers is not a party to any Tax allocation, indemnification or sharing agreement related to the Assets or the

Business that will (i) remain in effect subsequent to the Transaction and (ii) impose any obligation on Buyer or any of its affiliates.
Section 2.17    Employee Benefits.
(a)    Schedule 2.17(a) attached hereto sets forth and identifies (i) each material employee benefit plan (an “Employee Benefit Plan”), as defined in Section 3(3) of ERISA, which is an employee welfare benefit plan, as defined in Section 3(1) of ERISA (a “Welfare Plan”); (ii) each material Employee Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA (a “Pension Plan”); and (iii) each bonus, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, award, program, policy or practice, other than an Employee Benefit Plan (a “Benefit Arrangement”), maintained by Sellers for any active, retired or former employee of the Business (a “Business Employee”).
(b)    Except as described in Schedule 2.17(b) attached hereto, no employees of Sellers or any subsidiary thereof or any trade or business (whether or not incorporated) that is part of the same controlled group or under common control with or part of an affiliated service group that includes any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and Section 210 of ERISA (“ERISA Affiliate”) currently participate or ever have participated in any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither Sellers nor any ERISA Affiliate has ever been a participating employer in any Multiemployer Plan.
(c)    Each Welfare Plan of Sellers and the ERISA Affiliates, which is a group health plan has been operated in compliance in all respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.
(d)    Neither Sellers nor any ERISA Affiliates have any Liability (including, without limitation, Liability under Title IV of ERISA) with respect to any Employee Benefit Plan or any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by or contributed to by Sellers or any ERISA Affiliate that will become or would result in a Liability of Buyer or result in any lien on the Assets.
Section 2.18    Insurance. Except as set forth in Schedule 2.18 attached hereto, as of the date hereof, there is no claim with respect to the Business pending under any of Sellers’ insurance policies (the “Insurance Policies”) as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. Schedule 2.18 attached hereto also sets forth, as of the date hereof, a true and complete list of claims pertaining to the Business made in respect of such Insurance Policies for the period since January 1, 2008. All premiums payable on or before the Closing Date under all such Insurance Policies have been paid and Sellers and the Business are otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies.

Section 2.19    Compliance with Law. Other than with respect to the matters set forth in Sections 2.3, 2.5, 2.8, 2.10, 2.11, 2.16 and 2.17, Sellers have complied in all material respects with all material laws, rules, regulations and orders applicable as of the date hereof to the conduct of the Business.
Section 2.20    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2 (as modified by the Disclosure Schedules hereto), neither Sellers nor any other person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Assets, the Assumed Liabilities or the Transaction, and Sellers disclaim any other representations or warranties, whether made by Sellers, any affiliate of Sellers or any of their respective officers, directors, employees, agents or representatives.
ARTICLE 3
Representations and Warranties of Buyer
In order to induce Sellers to enter into this Agreement, Buyer hereby represents and warrants to each Sellers as follows:
Section 3.1    Organization and Good Standing of Buyer. Buyer is a duly organized and validly existing limited liability company, in good standing, under the laws of the State of California, and has all requisite power and authority, limited liability company and otherwise, to own, lease, use and operate its properties and assets and its business as now conducted.
Section 3.2    Limited Liability Company Power and Authority. Buyer has full power and authority, limited liability company and otherwise, to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Buyer. No other limited liability company acts or proceedings on the part of Buyer or its members are necessary to authorize this Agreement or the consummation of the Transaction contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, when duly executed and delivered by the Sellers, this Agreement will constitute a valid and legally binding obligation of, and will be enforceable against, Buyer in accordance with its terms, except as enforceability may be affected by principles of equity, bankruptcy, insolvency, or creditors’ rights.
Section 3.3    Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the Transaction contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will: (a) violate any order, writ, injunction or decree, or any statute, rule or regulation, applicable to Buyer; (b) violate any provision of the organizational documents of Buyer; or (c) require any action or consent or approval of, or review by, or registration with any third party, court, or governmental body or other agency, instrumentality or authority, other than as may be required by the HSR Act.
Section 3.4    Litigation. There is no action, suit or proceeding pending or, to the best of Buyer’s Knowledge, threatened against Buyer, or to which Buyer is otherwise a party or subject, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby. Buyer is not subject to any order, injunction, judgment or decree of any governmental department, commission, board or agency, except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby.
Section 3.5    Brokerage and Finder’s Fees. Buyer has not and will not incur any brokerage, finder’s or any other commission or similar fee in connection with the Transaction contemplated by this Agreement.
Section 3.6    Solvency. Buyer is currently Solvent and will be Solvent following the Closing and after giving effect to the Transaction contemplated by this Agreement, including any indebtedness incurred in connection therewith.
ARTICLE 4
Pre-Closing Covenants of Sellers
Sellers agree that, subsequent to the date hereof and prior to the Closing Date:
Section 4.1    Access; Cooperation; Due Diligence Period. Through the Closing Date, and subject to the terms of the Confidentiality Agreement, Sellers will afford to the authorized representatives of Buyer reasonable access to the Assets and to representatives of Sellers to discuss matters relating to the Assets. Any such investigation and examination shall be approved in advance by Sellers, which approval shall not be unreasonably withheld of delayed, and conducted during regular business hours (i.e., 8:00 a.m. – 6:00 p.m.), provided that Buyer may conduct an inspection or access the Assets during non-business hours upon provision of no less than three (3) days prior notice and provision of a reasonable explanation as to why such review or inspection cannot take place during regular business hours. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any of the Sellers is bound. To the extent Sellers believe that privilege or their confidentiality obligations preclude Buyer’s investigation or examination under the foregoing sentence, they shall promptly provide Buyer a privilege log detailing with reasonable specificity the topics and general nature of the information withheld. If Buyer proposes a means that provides reasonable assurance of protecting the information or privilege, Sellers shall then promptly disclose the information at issue. Subject to these limitations, Buyer and Buyer’s agents will be given the right to perform and conduct any and all necessary inspections of the Assets and all other relevant agreements and documents exclusively relating to the Assets as Buyer may reasonably request; provided, however, that (a) Buyer shall permit representatives of Sellers to be present during any and all such inspections, and (b) without obtaining Sellers’ prior written consent, which may be withheld in Sellers’ sole discretion, (i) Buyer shall only conduct visual inspections, and (ii) Buyer shall not make excavations or test borings, drill wells, or engage in any other activities in, on or around the Real Property that damage the Real Property. The foregoing will not prohibit Buyer or any of its engineers or contractors from performing non-invasive activities such as a Phase I environmental investigation. If a Phase I environmental investigation recommends additional testing, then Sellers prior written consent will be required prior to such additional testing but such consent will not be unreasonably withheld, conditioned or delayed; provided that such additional testing is not prohibited under the RDA Ground Lease. Buyer’s right of entry onto the Real Property shall be for the limited purpose of performing its inspections, and Buyer shall have no right to use the Real Property for any other purpose prior to the Closing Date. Before any entry onto the Real Property, Buyer shall obtain and furnish to Sellers a certificate of insurance showing that Buyer has obtained a policy of commercial liability insurance with a combined single limit coverage of at least $5,000,000 naming Buyer as an insured and Sellers as additional insureds, issued by a responsible insurer approved by Sellers and licensed to conduct business in California. Such insurance policy shall expressly provide that such insurance may not be canceled or reduced in scope or coverage without at least ten (10) days’ prior written notice to Sellers. Buyer shall repair any damage to the Assets caused by such testing. The parties hereby agree that such on-site inspections and investigations shall only be conducted with the consent of and coordination with Sellers.
(a)    Termination of Agreement. Buyer will have the right to terminate this Agreement for any reason or no reason during the Due Diligence Period by delivering written notice to Sellers and Escrow Holder in accordance with Section 12.5. If this Agreement is terminated within the Due Diligence Period, the Deposit (including all interest earned thereon in Escrow) shall be returned to Buyer.
Section 4.2    Operation of the Business. Except as expressly provided in this Agreement, between the Commitment Date and the Closing Date, Sellers shall:
(a)    conduct the operations of the Business in the ordinary course of business consistent with past practice, and use their commercially reasonable efforts to preserve intact the present business organization and structure of the Business, keep available the services of the Regular Employees and to the extent applicable, Seasonal Employees of Sellers, consistent with past practice, whose exclusive duties are at the Business and preserve their relationships with customers, suppliers and others having business dealings with the Business;
(b)    use their commercially reasonable efforts to maintain the machinery, equipment and rides used or held for use exclusively in connection with the Business in good operating and usable condition, and in a state of good maintenance and repair, all in a manner that is consistent with preparing for the beginning of the 2011 operating season for the Business;
(c)    notify Buyer of any material claims pertaining to the Business made in respect of the Insurance Policies between the date hereof and the Closing Date;
(d)    not enter into any Contract or Agreement of a type required to be included on any Schedule hereto except Contracts and Agreements entered into in the ordinary course of business or except Contracts and Agreements approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed;

(e)    not dispose of or transfer Assets (including the disposition or transfer of any Equipment or inventory) except in the ordinary course of business and the value of which, in a single disposition or cumulatively is less than $50,000;
(f)    comply in all material respects with all applicable laws and contractual obligations applicable to the operations of the Business;
(g)    cooperate with Buyer and assist Buyer in identifying the governmental authorizations required by Buyer to operate the Business from and after the Closing Date and, at Buyer’s expense, either transferring existing governmental authorizations of Sellers to Buyer, where permissible, or obtaining new governmental authorizations for Buyer; and
(h)    maintain all Books and Records relating to the Business in the ordinary course of business.
Section 4.3    Consents and Approvals.
(a)    RDA Ground Lease. Sellers shall use their commercially reasonable efforts to cooperate with Buyer to obtain the approval of the City to the RDA Ground Lease Assignment.
(b)    Other Permits and Consents. From the Commitment Date until the Closing Date, whether in accordance with, and subject to, Section 1.10 above, Section 1.11 above regarding the Liquor License and Section 4.3(a) above regarding the RDA Ground Lease, Sellers shall use their commercially reasonable efforts to obtain all Permits and consents required to be obtained by them from any appropriate governmental agency or authority or other person in connection with the consummation of the Transaction contemplated by this Agreement, including without limitation (i) securing, whether before or after the Closing, all third party consents to the assignment of the Permits, Real Property Leases and Contracts and Agreements, and (ii) if required by applicable law, filing under the HSR Act, furnishing all requested materials throughout the HSR process (including any “second request”), and cooperating with all governmental agencies and authorities.
Section 4.4    Communications. Until the Closing Date, Sellers shall, subject to applicable law and to any confidentiality obligations of Sellers, promptly notify Buyer of:
(a)    any notice or other communication delivered or received by Sellers (or any of their representatives) to or from any third party (other than notices or other communications solely among any Seller’s representatives or between any Seller and Buyer) which would reasonably be expected to materially and adversely affect the ability of Sellers to consummate the Transaction contemplated hereby (including, without limitation, any notice or other communication to or from any third party objecting to, or alleging that the consent of any person is or may be required in connection with, the Transaction contemplated hereby); or
(b)    any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of any Seller’s representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a material violation or breach of any covenant of any Seller contained in this Agreement.
Section 4.5    Title Insurance and Survey.
(a)    Sellers have delivered to Buyer a copy of the existing title insurance policies issued to Sellers by First American Title Insurance Company First American Title Insurance Company (the “Title Company”) covering the Real Property. Within three days after the date hereof, Sellers shall, at its sole cost and expense, cause the Title Company to issue a preliminary title report (the “Title Report”) to provide an ALTA owner’s title insurance policy (ALTA Form B-2006) for the Real Property, using the current policy jacket customarily provided by the Title Company, in an amount equal to the Purchase Price (the “Title Policy”), together with legible copies, to the extent available, of all instruments identified as exceptions therein (together with the Title Report referred to herein as the “Title Documents”).
(b)    Sellers have delivered to Buyer a copy of the most recently available ALTA survey of the Real Property (the “Existing Survey”).
(c)    On or before the date which is 20 days after the date on which Buyer receives the last to be received among (i) the Title Commitment; (ii) the Title Documents; and (iii) the Existing Survey (the “Objection Deadline”), Buyer shall give written notice (the “Objection Notice”) to Sellers of any matter set forth in the Title Commitment, the Title Documents or the Existing Survey to which Buyer reasonably objects (the “Objections”). Any matter set forth in the Title Commitment, the Title Documents or the Existing Survey to which Buyer does not reasonably object in the Objection Notice shall be deemed to be a Permitted Exception. If Buyer fails to tender an Objection Notice on or before the Objection Deadline, Buyer shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Commitment, the Title Documents or the Existing Survey, all of which shall be deemed to be Permitted Exceptions. Within 5 business days after receipt by Sellers of the Objection Notice (the “Response Deadline”), Sellers may, in Sellers’ sole discretion, give Buyer notice (the “Response Notice”) of those Objections which Sellers are willing to attempt to cure, if any. Sellers shall be entitled to reasonable adjournments of the Closing Date not to exceed 30 days to cure the Objections. Any Objections for which Sellers do not indicate in the Response Notice that Sellers is willing to attempt to cure shall be deemed to be a Permitted Exception. If Sellers fail to deliver a Response Notice by the Response Deadline, Sellers shall be deemed to have elected not to attempt to cure or otherwise resolve any matter set forth in the Objection Notice. If Buyer is dissatisfied with the Response Notice or the lack of Response Notice, Buyer may, as its exclusive remedy, terminate this Contract within 5 days after the Response Deadline. If Buyer fails to timely exercise such right, Buyer shall be deemed to accept the Title Commitment, the Title Documents and the Existing Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price. Notwithstanding the foregoing, to the extent that any exceptions shown on Title Documents secure an obligation to pay money, Buyer hereby Objects and Sellers shall cause such matters to be resolved and removed from title on or before the Closing Date.

Section 4.6    Disclosure Schedules. Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. All matters disclosed in a Schedule shall be deemed to be disclosed in each Schedule to which it is, upon review of all Schedules, reasonably apparent that such matters relate.
Section 4.7    Third-Party License Agreements. Sellers shall (a) use their commercially reasonable efforts to cooperate with Buyer to negotiate a license with United Feature Syndicate, Inc. to allow Buyer to continue to the use of intellectual property that the Business currently has rights to use pursuant to the “Peanuts” License Agreement by and between United Feature Syndicate, Inc and Cedar Fair, L.P. dated May 15, 2009, and (b) make an introduction or provide contact information to allow Buyer to contact any current vendor to or licensor that is listed on Schedule 4.7 attached hereto. In addition to the foregoing and upon request of Buyer, Sellers will execute and deliver to such vendors and/or licensors a waiver of any exclusivity rights the Sellers or any of them have with such vendors or licensors.
ARTICLE 5
Post-Closing Covenants of Sellers
Section 5.1    Further Assurances. Sellers agree that subsequent to the Closing, at the reasonable request of Buyer, they will execute and deliver, or cause to be executed and delivered, to Buyer, or Buyer’s designee, such further instruments of transfer and conveyance, and take such other actions as may be reasonably necessary to carry out and consummate the Transaction contemplated by this Agreement.
Section 5.2    Removal of Excluded Assets. Within ninety (90) days after the Closing, Sellers shall, at its sole cost and expense (including with respect to any damage to the Assets), remove all Excluded Assets and may remove from the Business or eliminate by painting over, or similar actions, all signs, renderings or other materials bearing any of Sellers’ Retained Intellectual Property; provided, however, that Sellers shall not be responsible for replacing any such signs, renderings or other materials bearing any of Sellers’ Retained Intellectual Property. At all times during such removal, Buyer shall have the right to have a representative present, and such activities shall be conducted with the coordination by Buyer. Any such efforts to cover or paint shall be done in a manner so as to minimize damage to the applicable signs, renderings or other materials. Sellers shall repair any damage to the Assets caused by such activities (other than the covering up of the Sellers’ Retained Intellectual Property). To the extent not removed by Sellers, Buyer shall, at a reasonable cost and expense to be paid by Sellers, remove or paint over the Sellers’ Retained Intellectual Property on all such signs and materials prior to the opening of its 2012 operating season.
Section 5.3    Preservation of Records. Sellers agree to preserve and keep the records held by them or their respective affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records available to the Buyer as may be reasonably required by such party in connection with, among other things, any audit under the RDA Ground Lease, any insurance claims by, legal proceedings or tax audits against or governmental investigations of Buyer or any of its respective affiliates in order to enable Buyer to comply with its respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers wish to destroy such records after that time, any Seller shall first give ninety (90) days prior written notice to Buyer and Buyer shall have the right at its option and expense, upon prior written notice given to Sellers within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
Section 5.4    Social Media. To the extent that Sellers or any of them own or control the right to provide content on Social Media, other than the CGA Social Media being assigned to Buyer, that contains, on the Closing Date, information and content relating to the Business and Assets, Sellers shall cause such information and content to be removed from such Social Media within thirty (30) days after the Closing Date. The foregoing is not intended to impose any obligation on Sellers to post content (e.g., announcement of ownership change) on any Social Media site (e.g., Yelp, Linked In or Trip Advisor) the content on which is not controlled by Sellers.
ARTICLE 6
Pre-Closing Covenants of Buyer
Buyer agrees that, subsequent to the date hereof and prior to the Closing Date:
Section 6.1    Consents and Approvals.
(a)    RDA Ground Lease. Buyer shall use its commercially reasonable efforts to obtain the approval of the City to the RDA Ground Lease Assignment.
(b)    Other Permits and Consents. From the date immediately following the Commitment Date until the Closing Date, in accordance with, and subject to, Section 1.10 of this Agreement, Buyer shall use its commercially reasonable efforts to obtain all permits, licenses, consents or other approvals required to be obtained by it from any appropriate governmental agency or authority or other person in connection with the consummation of the Transaction contemplated by this Agreement, including without limitation (a) securing all third party consents to the assignment of the Permits, Personal Property Leases, Real Property Leases and Contracts and Agreements, and (b) if required by applicable law, filing under the HSR Act, furnishing all requested materials throughout the HSR process (including any “second request”), and cooperating with all governmental agencies and authorities.
Section 6.2    Communications. From the Commitment Date to the Closing Date, Buyer shall, subject to applicable law and to any confidentiality obligations of Buyer, promptly notify Sellers of any notice or other communication delivered or received by Buyer (or its representatives) to or from any third party (other than notices or other communications solely among Buyer representatives or between Buyer and Sellers) with respect to the Transaction contemplated hereby (including, without limitation, any notice or other communication to or from any third party objecting to, or alleging that the consent of any person is or may be required in connection with, the Transaction contemplated hereby). The foregoing is not intended to limit the right of Buyer to communicate with the City, the RDA, the Santa Clara Stadium Authority, a

California joint powers authority, San Francisco Forty Niners, Ltd., California limited partnership, Forty Niners Stadium, LLC, a Delaware limited liability company, and or their respective counsel regarding the RDA Ground Lease or the proposed assignment thereof, or the relationship of the Transaction to any other pending transactions involving the relationship between the Business and the potential stadium development.
Section 6.3    Financing. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any conditions regarding Buyer’s, any of its affiliates’ or any other Person’s ability to obtain any, maintain any, or draw upon any existing facility of, debt, equity or other financing to consummate the Transaction contemplated hereby.
ARTICLE 7
Post-Closing Covenants of Buyer
Section 7.1    Further Assurances. Buyer agrees that subsequent to the Closing, at the reasonable request of Sellers, it will execute and deliver, or cause to be executed and delivered to Sellers, or Sellers’ designee, such further instruments of transfer, conveyance and assumption, and take such other actions as may be reasonably necessary to carry out and consummate the Transaction contemplated by this Agreement.
Section 7.2    Access to Tax and Other Information. For a period of three (3) years after the Closing Date or the expiration of all statutes of limitation, whichever is longer (the “Review Period”), upon the request of Sellers, Buyer hereby grants to Sellers and Sellers’ employees, agents and representatives the right, upon forty-eight (48) hours notice and during normal business hours, to inspect and copy the books, records and other documents of Buyer related to the Business or the Assets, to provide copies of such information and materials to third parties and to view and measure the Assets (provided that such measurement shall not disturb the Assets) and to consult with the employees, agents and representatives of Buyer in connection with (a) any claim or investigation by the Internal Revenue Service or any state, local or foreign taxing authority, (b) the prosecution or defense of any other claim or suit, which is made by or against Sellers, or (c) the substantiation that no payments (including money, property, services, and all other forms of consideration) have been made by or on behalf of Buyer or for the benefit of any employee or agent of Sellers who may be reasonably expected to influence Sellers’ decision to enter into this Agreement.
Section 7.3    Preservation of Records. Buyer agrees to preserve and keep the records acquired by it or its affiliates in this Transaction relating to the Business for a period of seven (7) years from the Closing Date and shall make such records available to Sellers as may be reasonably required by Sellers in connection with, among other things, any insurance claims by, legal proceedings or tax audits against or governmental investigations of Sellers or any of their respective affiliates. In the event Buyer wishes to destroy such records after that time, Buyer shall first give ninety (90) days prior written notice to Sellers and Sellers shall have the right at their option and expense, upon prior written notice given to Buyer within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

ARTICLE 8
Conditions Precedent
Section 8.1    Mutual Conditions Precedent. The obligations of Sellers, on the one hand, and of Buyer, on the other hand, to consummate the Transaction contemplated herein shall be subject, in each instance, to the fulfillment or written waiver of each of the following conditions at or prior to the Closing:
(a)    Premerger Notification. The parties hereto shall have made all filings and furnished all materials required by the HSR Act with respect to the Transaction contemplated hereby, and all waiting periods (as may be extended by any governmental agency request) under the HSR Act shall have expired or been terminated without the institution of a proceeding challenging the Transaction contemplated hereby by the Federal Trade Commission or the United States Department of Justice.
(b)    Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Transaction contemplated hereby shall have been issued by any federal or state court and remain in effect, and, with respect to litigation by any governmental or quasi-governmental agency, no litigation seeking the issuance of such an order or injunction, or seeking the imposition against Sellers or Buyer of damages if the purchase and sale contemplated hereby is consummated, shall be pending which has a reasonable probability of resulting in such order, injunction or damages.
Section 8.2    Conditions Precedent of Buyer. The obligations of Buyer hereunder to consummate the Transaction contemplated herein shall be subject, in each instance, to the following conditions:
(a)    RDA Ground Lease. The City shall have approved, by applicable action of its City Council, (a) the assignment of the RDA Ground Lease by Sellers to Buyer in accordance with the RDA Ground Lease Assignment (“RDA Ground Lease Assignment Consent”), and (b) execution and delivery by the applicable officer of the City, on the Closing Date, of an amendment to the RDA Ground Lease (“RDA Ground Lease Amendment”) providing for (i) extension of the remaining Term or Extended Term thereunder (as such terms are defined in the RDA Ground Lease) to a date not earlier than December 31, 2054; (b) modification of and updating in a commercially reasonable manner the financing and mortgagee protection provisions; and (c) such other modifications as Buyer may reasonably request. If, however, Buyer fails before the Commitment Date to get the consideration of its request for the RDA Ground Lease Assignment Consent and the RDA Ground Lease Amendment on the agenda and posted for hearing before the Board of Commissioners of the City at a meeting occurring within 75 days after the expiration of the Due Diligence Period, then, the receipt of the Ground Lease Assignment Consent and the RDA Ground Lease Amendment shall be deemed waived by the Buyer and shall not be a condition precedent to Buyer’s obligation to consummate the Transaction contemplated herein.
(b)    Due Diligence. Buyer shall not have terminated this Agreement in accordance with Section 4.1(b).

(c)    Accuracy of Representations and Warranties of Sellers; Compliance. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (in each case, as such representation or warranty would read if all materiality qualifications were deleted therefrom) as of the Closing Date as though then made (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the Transaction contemplated hereby, and Sellers shall have performed in all respects all obligations and complied in all respects with all covenants required by this Agreement (in each case, as such obligation or covenant would read if all materiality qualifications were deleted therefrom) at or prior to the Closing Date, except where the failure thereof, individually or in the aggregate, does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the Transaction contemplated hereby. On the Closing Date, Sellers shall have delivered to Buyer a certificate executed by the Chairman, President, Chief Executive Officer, Chief Financial Officer or Vice President of each Seller to the foregoing effect.
(d)    Title Insurance Policy. The Title Company shall be prepared to issue to Buyer effective at the Closing the Title Policy insuring fee simple title to all of the Owned Real Property and a valid leasehold interest in all Leased Real Property pursuant to the terms of the RDA Ground Lease and, if required by Section 8.2(a) of this Agreement, as amended by the RDA Ground Lease Amendment in Buyer free and clear of all Encumbrances, except for Permitted Exceptions. Without limiting the generality of the foregoing, said policy shall contain no exception for Taxes or special assessments which are not shown as existing liens by the public records (unless included in the Permitted Exceptions). The parties shall use their respective commercially reasonable efforts to cause the Title Policy to be issued by the Title Company as of the Closing Date and, without limiting the generality of the foregoing, Sellers shall cause to be executed and delivered to Title Company any ALTA affidavits or undertakings reasonably requested by Title Company as a condition to issuance of such Title Policy. The cost of the premium for the Title Policy attributable to CLTA coverage shall be borne by Sellers and all other premiums and similar fees and charges required in connection with the issuance of the Title Policy, including without limitation, any premiums for endorsements or ALTA extended coverage shall be borne by Buyer.
(e)    Sellers Closing Documents. Delivery by Sellers to Buyer at the Closing of the following documents, each dated as of the Closing Date unless otherwise specified:
(i)    Grant Deed in a form to be agreed upon by the parties (the “Deed”) conveying the Owned Real Property and the Improvements, duly executed and acknowledged by Sellers and in recordable form, conveying to Buyer good and insurable fee simple title to the Owned Real Property, subject only to the Permitted Exceptions;
(ii)    A lease assignment and assumption agreement duly executed by Sellers, in form approved by Buyer and the City, assigning the Sellers’ right, title and interest in the RDA Ground Lease to Buyer (the “RDA Ground Lease Assignment”);

(iii)    An assignment and assumption agreement duly executed by the applicable Seller, in form approved by Buyer and Gilroy Owner, assigning the applicable Seller’s right, title and interest in the Gilroy Gardens Management Agreement to Buyer (the “Gilroy Gardens Management Agreement Assignment”);
(iv)    A bill of sale duly executed by Sellers respecting Tangible Personal Property, Inventories, Books and Records, and Manuals, except for Liquor Inventory and Liquor FF&E, in a form to be agreed upon by the parties (the “Bill of Sale”);
(v)    An assignment and assumption agreement duly executed by Sellers respecting the Permits (if any), except for the Liquor License, in a form to be agreed upon by the parties (the “Permit Assignment”);
(vi)    An assignment and assumption agreement duly executed by Sellers respecting the Contracts and Agreements and Personal Property Leases in a form to be agreed upon by the parties (the “Contracts Assignment”) and an assignment and assumption of the Real Property Leases other than the RDA Ground Lease (collectively, the “Real Property Leases Assignment”), in a form to be agreed upon by the parties;
(vii)    If applicable, an Interim Liquor Agreement, liquor sub-escrow instruction and such other documents relating to the transfer of the Liquor License and Liquor FF&E as may be reasonably required to effectuate the transfer thereof;
(viii)    An affidavit, duly executed by Sellers, stating under penalty of perjury, Sellers’ United States taxpayer identification number and that Sellers are not “foreign persons” as defined in Section 1445(f)(3) of the Code and otherwise in the form prescribed by the Internal Revenue Service;
(ix)    A Real Estate Withholding Certificate Form CA 530, duly executed by Sellers, stating under penalty of perjury, Sellers is not subject to State withholding as a foreign person;
(x)    Certificate from the Sellers described in Section 8.2(c);
(xi)    A dismissal with prejudice of Case No. 110CV168937, captioned Cedar Fair, L.P. vs. City of Santa Clara et al., executed by the applicable Sellers and/or Sellers’ counsel;
(xii)    a general release, in form reasonably satisfactory to the City Attorney of the City, of any and all claims against the City, the RDA, the Santa Clara Stadium Authority, a California joint powers authority, San Francisco Forty Niners, Ltd., California limited partnership, Forty Niners Stadium, LLC, a Delaware limited liability company, and their respective commissioners, directors, council members, members, partners, officers, employees, agents, and successors, including without limitation any claims or causes of action arising or related to the proposed development of a stadium in the City or any land use, contractual, environmental impact review or other approvals of such development.

(xiii)    Copies of the resolutions, certified by the Secretaries or Assistant Secretaries of Sellers as being in full force and effect on the Closing Date, duly adopted by the applicable governing body of Sellers evidencing the approval and authorization of the execution and delivery of this Agreement, the consummation of the Transaction contemplated hereby and the taking of all necessary entity action to enable Sellers to comply with all of the terms of this Agreement;
(xiv)    Certificates of good standing of Sellers, certified by the Secretary of States of Delaware and Ohio (as applicable), dated within ten (10) days prior to the Closing;
(xv)    If Sellers desire the Escrow Holder to release the Closing Payment to Sellers on the Closing Date (as opposed to the first business day following the Closing), a “gap indemnity” agreement in form reasonably acceptable to the Title Company;
(xvi)    Such other and further instruments, documents and other considerations as Buyer may reasonably deem necessary or desirable, or as may be required, to consummate the Transaction.
(f)    Sellers shall have obtained those consents specifically listed on Schedule 8.2(f) attached hereto (“Material Consents”) on terms or conditions reasonably satisfactory to Buyer. The parties acknowledge and agree that Schedule 8.2(f) may be modified, on or before the Commitment Date, to include additional Material Consents, and the parties agree to negotiate the inclusion of any such additional Material Consents in good faith, it being understood that, if the failure to obtain any additional Material Consent proposed by Buyer would create a Material Adverse Effect (without giving effect to clauses (a)(5), (a)(6) or (b) in the definition thereof), then it is the intention of the parties that it be included on Schedule 8.2(f) and be a Material Consent hereunder.
(g)    Gilroy Owner shall have approved, by applicable action of its Board of Directors, executed and delivered a written instrument approving the assignment of the Gilroy Gardens Management Agreement by Sellers in accordance with the Gilroy Gardens Management Agreement Assignment.
(h)    No Material Adverse Effect has occurred.
Section 8.3    Conditions Precedent of Sellers. The obligations of Sellers hereunder to consummate the Transaction contemplated herein shall be subject, in each instance, to the following conditions:
(a)    Accuracy of Representations and Warranties of Buyer; Compliance. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in each case, as such representation or warranty would read if all materiality qualifications were deleted therefrom) as of the Closing Date as though then made (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction contemplated hereby, and Buyer shall have performed in all respects all obligations and complied in all respects with all covenants required by this Agreement (in each case, as such obligation or covenant would read if all materiality qualifications were deleted therefrom) at or prior to the Closing Date, except where the failure thereof, individually or in the aggregate, does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction contemplated hereby. On the Closing Date, Buyer shall have delivered to Sellers a certificate executed by the President or Managing Member of Buyer to the foregoing effect.
(b)    Buyer shall have delivered, or caused to be delivered, to Sellers evidence of the wire transfer referred to in Section 1.5.
(c)    Buyer Closing Documents. Delivery by Buyer to Sellers at the Closing of the following documents, each dated as of the Closing Date unless otherwise specified:
(i)    The RDA Ground Lease Assignment, duly executed by Buyer;
(ii)    Gilroy Gardens Management Agreement Assignment, duly executed by Buyer;
(iii)    The Permit Assignment, if any, duly executed by Buyer;
(iv)    The Contracts Assignment duly executed by Buyer;
(v)    A certificate from Buyer described in Section 8.3(a);
(vi)    A certificate of good standing of Buyer, certified by the Secretary of State of California, dated within ten (10) days prior to the Closing;
(vii)    Copies of the resolutions, certified by the Secretary or an Assistant Secretary of Buyer as being in full force and effect on the Closing Date, duly adopted by the applicable governing body of Buyer evidencing the approval and authorization of the execution and delivery of this Agreement, the consummation of the Transaction contemplated hereby and the taking of all necessary entity action to enable Buyer to comply with all of the terms of this Agreement; and
(viii)    Such other and further instruments, documents and other considerations as Sellers may reasonably deem necessary or desirable, or as may be required, to consummate the Transaction, including as may be required by the Title Company of Buyer in order to issue the Title Policy required by this Agreement; and
(ix)    The Real Property Leases Assignment duly executed by Buyer.

ARTICLE 9Survival and Indemnity
Section 9.1    Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date; provided, however, that (a) the representations and warranties of Sellers contained in Sections 2.1 (Organization and Good Standing of Sellers), 2.2 (Partnership and Corporate Power and Authority), 2.3 (Conflicts, Consents and Approvals), 2.4(a) (Ground Lease) and 2.6 (Title to Tangible Personal Property) shall survive indefinitely, (b) the representations and warranties of Sellers contained in Section 2.16 (Tax Matters), and the obligation to indemnify in respect thereof, shall survive the Closing Date until the expiration of the applicable statute of limitations, after giving effect to any extensions or waivers and (c) the representations and warranties of Sellers contained in Section 2.4(b) (Ground Lease) shall not survive the Closing Date (in each case, the “Survival Period”). No Claim for indemnification under Sections 9.2 and 9.3 with respect to the representations and warranties of each party contained in this Agreement shall be made unless a Claim Notice has been delivered to the Indemnifying Party within the applicable Survival Period, except that any Claim relating to Section 2.16 (Tax Matters) may be asserted until 60 days after the expiration of the applicable Survival Period. Notwithstanding the expiration of any Survival Period, if a Claim Notice has been given by Buyer to Sellers with respect to a representation or warranty of Sellers within the applicable Survival Period, or if a Claim Notice has been given by Sellers to Buyer with respect to a representation or warranty of Buyer within the applicable Survival Period, then the relevant representation or warranty shall survive, solely as to such Claim as is asserted in the Claim Notice, until such Claim has been finally resolved.
Section 9.2    Indemnity by Sellers. Subject to the Survival Periods set forth in Section 9.1 and the claim procedures set forth in Section 9.5 hereof, Sellers, jointly and severally, shall indemnify and hold harmless Buyer, its successors and assigns, and its officers, directors, employees, agents and affiliates (“Buyer’s Indemnified Persons”) against any Losses actually incurred as the result of (a) a breach of any representation or warranty by Sellers contained in this Agreement or the other agreements to be delivered in connection with the Closing of this Transaction; (b) a breach of the covenants and agreements of Sellers contained in this Agreement or the other agreements to be delivered in connection with the Closing of this Transaction; (c) any Excluded Liabilities; or (d) Liabilities arising from Prepaid Revenue to the extent not previously reflected in the Final Scheduled Liabilities Valuation; provided, however, that, with respect to any Claims for Losses pursuant to Section (a) and (b) above, (i) the Sellers shall not be liable for any such Losses unless and until the amount of Losses for any particular matter or series of related matters for which the Buyer’s Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above exceeds $25,000 (the “Threshold”), at which time the Sellers shall be obligated to indemnify the Buyer’s Indemnified Persons for the full amount of such Losses for such matter(s) subject to the other limitations of (including the Deductible under) this Section 9.2, and (ii) the aggregate amount of Losses for all matters for which the Buyer’s Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above (not including any amounts that are not subject to indemnification as a result of the application of the Threshold) exceeds $350,000 (the “Deductible”), at which time the Sellers shall be obligated to indemnify the Buyer’s Indemnified Persons only to the extent that the aggregate amount of Losses for all matters for which the Buyer’s Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above (not including any amounts that are not subject to indemnification as a result of the application of the Threshold) exceeds the Deductible. In no event shall the aggregate indemnification to be paid by Sellers with respect to Claims for Losses pursuant to Section (a) and (b) above exceed $10,000,000 (the “Cap”). Notwithstanding the foregoing sentences in this

Section 9.2, Claims for Losses pursuant to Section (a) above in respect of a breach of Sections 2.1, 2.2 and 2.16 shall not be subject to the Threshold or the Deductible.
Section 9.3    Indemnity by Buyer. Subject to the Survival Periods set forth in Section 9.1 and the claim procedures set forth in Section 9.5 hereof, Buyer shall indemnify and hold harmless each Sellers, their respective successors and assigns, and their respective officers, directors, employees, agents and affiliates (“Sellers’ Indemnified Persons”) against any Losses actually incurred as the result of (a) a breach of any representation or warranty by Buyer contained in this Agreement or the other agreements to be delivered in connection with the Closing of this Transaction; (b) a breach of the covenants and agreements of Buyer contained in this Agreement or the other agreements to be delivered in connection with the Closing of this Transaction; (c) any Assumed Liabilities; or (d) any injury or death of persons or damage or destruction of property by reason of or arising out of the acts or omissions of Buyer or any of Buyer’s employees, engineers, contractors, agents or representatives in connection with any inspection, test, study or investigation conducted by or for Buyer; provided, however, that, with respect to any Claims for Losses pursuant to Section (a) and (b) above, Buyer shall not be liable for any such Losses unless and until (i) the amount of Losses for any particular matter or series of related matters for which the Sellers’ Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above exceeds the Threshold, at which time the Buyer shall be obligated to indemnify the Sellers’ Indemnified Persons for the full amount of such Losses for such matter(s) subject to the other limitations of (including the Deductible under) this Section 9.3, and (ii) the aggregate amount of Losses for all matters for which the Sellers’ Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above (not including any amounts that are not subject to indemnification as a result of the application of the Threshold) exceeds the Deductible, at which time the Buyer shall be obligated to indemnify the Sellers’ Indemnified Persons only to the extent that the aggregate amount of Losses for all matters for which the Sellers’ Indemnified Persons are otherwise entitled to indemnification pursuant to Section (a) and (b) above (not including any amounts that are not subject to indemnification as a result of the application of the Threshold) exceeds the Deductible. In no event shall the aggregate indemnification to be paid by Buyer with respect to Claims for Losses pursuant to Section (a) and (b) above exceed the Cap. Notwithstanding the foregoing sentences in this Section 9.3, Claims for Losses pursuant to Section (a) above in respect of a breach of Sections 3.1 or 3.2 shall not be subject to the Threshold or the Deductible.
Section 9.4    Tax Indemnity. Sellers shall indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer resulting from, arising out of, relating to, or caused by any Liability of Sellers (a) for any Taxes of the Sellers for any Tax Period or portion thereof ending on or before the Closing Date (or for any Tax Period beginning before and ending after the Closing Date to the extent allocable to the portion of such period up to and including the Closing Date) and (b) for the unpaid Taxes of any Person (other than Sellers) under Treasury regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Buyer shall, promptly upon receipt, provide to Sellers all Tax notices, bills, assessments and other correspondence relating to Taxes for any Tax Period or portion thereof ending on or before the Closing Date (or for any Tax Period beginning before and ending after the Closing Date to the extent allocable to the portion of such period up to and including the Closing Date).

Section 9.5    Claims Procedure. Upon the occurrence of any event that a party hereto (the “Indemnified Party”) asserts to be the basis for a claim for indemnification against the other party (the “Indemnifying Party”) under this Article 9 (a “Claim”), then the Indemnified Party shall promptly give notice (a “Claim Notice”) to the Indemnifying Party thereof in writing, which Claim Notice shall set forth (i) a particular description of the event or condition that is the basis for the Claim; and (ii) the amount reasonably necessary to satisfy such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement except to the extent the Indemnifying Party thereby is prejudiced.
(a)    If the Claim involves the claim of any third person (a “Third-Party Claim”), the Indemnifying Party shall have the right to assume and control the defense of the Third-Party Claim with counsel of its own choice reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party of such defense in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim and the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; and, provided, further, that the Indemnified Party shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third-Party Claim within thirty (30) days after receipt of notice thereof, or (iii) the named parties to the proceeding in which such Claim has been asserted include both the Indemnifying Party and such Indemnified Party and, in the reasonable opinion of counsel to such Indemnified Party, there exists one or more defenses that may be available to the Indemnified Party that are in conflict with those available to the Indemnifying Party.
(b)    The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Section 9.5 to the contrary: (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless as part of such judgment or settlement the Indemnified Party is released in writing from all liability with respect to such Third-Party Claim and the business of the Indemnified Party will not become subject to any restrictions or conditions not previously applicable to it or otherwise be adversely affected, and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), unless as part of such judgment or settlement the Indemnifying Party is released in writing from all liability with respect to such Third-Party Claim and the business of the Indemnifying Party will not become subject to any restrictions or conditions not previously applicable to it or otherwise be adversely affected.
(c)    In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 9.5(b), the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate (and the

Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith).
(d)    Whenever the Indemnified Party shall have given a Claim Notice to the Indemnifying Party that does not involve a Third-Party Claim, the Indemnifying Party may, within sixty (60) days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnifying Party disputes the Claim for indemnification set forth in such Claim Notice (a “Dispute Notice”). If, with respect to the claim for indemnification set forth in a Claim Notice, no Dispute Notice is given to the Indemnified Party within such sixty (60) day period, the Claim shall be deemed valid, and the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount specified in the Claim Notice with respect to such Claim. If a Dispute Notice is given to the Indemnified Party, the dispute that is the subject of such notice shall be resolved as follows: The Indemnified Party and the Indemnifying Party shall first attempt to resolve the dispute through a good faith discussion of the Claim. If such discussion does not result in a resolution acceptable to the Indemnified Party and the Indemnifying Party, either party may resort to any remedies available in law or in equity in a court of competent jurisdiction.
(e)    If any party is obligated to pay the cost of remediating or addressing any fact or condition affecting the Business or its operations to satisfy its indemnification obligations under this Agreement:
(i)    the Indemnifying Party and the Indemnified Party shall consult with one another as to the design and conduct of any work associated with such remediation; and
(ii)    if the parties are unable to agree as to the design and conduct of any such work within 30 days of the initial consultation referred to in clause (i) above, then the Indemnifying Party shall not be responsible for any costs in excess of those required by the design and conduct of such work if undertaken in the most practicable, cost effective and commercially reasonable manner consistent with the use and operation of the assets as an amusement park, and in a commercially reasonable manner that causes the least practicable disruption of the ordinary course of business.
Section 9.6    Tax Treatment of Indemnity Payments. Each of Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
Section 9.7    Calculation of Losses.
(a)    The amount of any Losses for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses.
(b)    The amount of any Losses for which indemnification is provided under this Article 9 shall be increased to take account of any net Tax cost incurred by the Indemnified Party resulting from the receipt of indemnity payments hereunder and reduced to take account of any net Tax benefit realized by the Indemnified Party resulting from the incurrence or payment of any such Loss or that would be realized if the proceeds of such indemnity payment were used to ameliorate the circumstance that gave rise to the Claim (in each case, grossed-up and -down as appropriate in respect of changes in the actual amount of the indemnity payment resulting from adjustments pursuant to this Section 9.7). To the extent payment of such Claim does not give rise to a Tax cost currently payable by the Indemnified Party, if payment of the Claim gives rise to a Tax cost subsequently payable by the Indemnified Party, the Indemnifying Party shall pay the Indemnified Party the amount of such Tax cost when, as, and if payable by the Indemnified Party (grossed-up and -down as appropriate in respect of changes in the actual amount of the indemnity payment resulting from adjustments pursuant to this Section 9.7). To the extent such Claim does not give rise to a currently realizable Tax benefit, if the amount with respect to which any Claim is made gives rise to a subsequently realized Tax benefit to the Indemnified Party that made the Claim, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax benefit when, as and if realized (grossed-up and -down as appropriate in respect of changes in the actual amount of the indemnity payment resulting from adjustments pursuant to this Section 9.7). An Indemnified Party shall use its reasonable efforts to maximize and accelerate Tax benefits and to minimize and defer Tax costs whenever legally permissible. For purposes of this Section 9.7, “Tax cost” means the amount by which the Tax liability of the party (or group of entities including the party) is increased (including by increase in gross income, reduction in deductions by virtue of decreased tax basis or otherwise, reduction of refund or credit to which the party would otherwise be entitled, or otherwise) plus any related interest, penalty, or addition to tax payable to the relevant taxing authority as a result of such Tax cost; and “Tax benefit” means the amount by which the Tax liability of the party (or group of entities including the party) is or could be reduced (including by reduction of gross income, availability of deductions, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received or reduction of interest payable directly related to such Tax benefit. For purposes of this Section 9.7, “Tax benefits” and “Tax costs” shall be computed as if Buyer were a corporation subject to tax under Section 11 of the Code. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For purposes of this Section 9.7, a Tax cost is “currently payable” to the extent that such Tax cost relates to the current taxable period or year or any Tax Return with respect thereto or to any taxable period or year prior to the date of the Claim; and a Tax benefit is “currently realizable” to the extent that such Tax benefit could be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Claim. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. For purposes of determining the amount of any Tax cost or Tax benefit hereunder, the receipt of an indemnity payment shall be treated as an adjustment to the basis of the asset or assets upon which the underlying Claim that gave rise to the indemnity payment was based and payment of an indemnified claim, if required to be capitalized, shall be treated as an adjustment to the basis of the same asset or assets. If the Internal Revenue Service asserts that such basis adjustments were not properly made, the Indemnified Party shall make such additional adjustments as are necessary to minimize and defer Tax costs and maximize and accelerate Tax benefits, unless precluded from doing so by a final determination with respect to the Indemnified Party or any of its affiliates or unless it is advised, by written opinion of a tax adviser reasonably acceptable to the Indemnifying Party, which opinion shall be made available to the Indemnifying Party, that any further adjustment is inappropriate. Notwithstanding anything herein to the contrary, if the application of this Section 9.7(b) to an indemnity payment owed by Sellers hereunder would increase the amount owed by Sellers, Sellers shall be liable to Buyer for such increased amount only if Buyer could not avoid such increased Tax cost by foregoing its payment of the indemnified Claim and instead providing Sellers the opportunity to pay such Claim directly. For the avoidance of doubt, it is understood between the parties that, regardless of against whom a liability is asserted, if it is feasible for the liability to be paid by Sellers, the decision as to whether the liability will be paid directly by Sellers to the claimant or paid by Sellers to Buyer as an indemnity and then paid by Buyer to the claimant shall be made by Sellers, provided that a Seller informs Buyer of this decision in writing before the liability is paid.
Section 9.8    Sole and Exclusive Remedy. The sole and exclusive remedy for any breach or inaccuracy or alleged breach or inaccuracy of any representation or warranty in this Agreement or any covenant or agreement in this Agreement to be performed on or prior to the Closing Date shall be indemnification in accordance with this Article 9.
ARTICLE 10
Employee Matters
Section 10.1    Employees.
(a)    The employees of the Business who are employed on the Closing Date on a seasonal basis are referred to herein as “Seasonal Employees” and all other current employees are referred to herein as “Regular Employees.” At least five (5) days prior to the Closing Date, Buyer shall deliver, in writing, an offer of employment to each of the Regular Employees in the same or substantially comparable position with Buyer as provided by Sellers, excluding (i) Regular Employees who Sellers notify Buyer in writing prior to the expiration of the Due Diligence Period that Sellers intend to retain, which shall not constitute more than 5% of the total number of Regular Employees as of the Commitment Date (the “Cedar Fair Retained Employees”) and (ii) Regular Employees who Buyer notifies Sellers in writing prior to the expiration of the Due Diligence Period that Buyer does not intend to hire (the “Buyer Rejected Employees”), which shall in no event exceed a total of forty-five (45) Regular Employees. The parties hereby agree that the list of Buyer Rejected Employees and Cedar Fair Retained Employees will be finalized prior to the expiration of the Due Diligence Period based on the mutual agreement of Sellers and Buyer. For one (1) year after the Closing Date, Buyer shall not make an offer of employment or solicit for employment any Cedar Fair Retained Employee while they are employed by Sellers. Such Regular Employees who accept such Buyer offers by the Closing Date or expiration of approved leave will be provided employment by Buyer commencing immediately following the Closing Date or expiration of approved leave (at such time, such employees are referred to as “Transferred Employees”). Sellers agree to transfer to Buyer the employment records of the Transferred Employees to the extent permitted by law and assuming the Transferred Employee consents have been obtained.
(b)    Pursuant to the “Alternate Procedure” provided in Section 5 of the Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers shall not be relieved from filing a Form W-2 with respect to any Employees who do not become Transferred Employees, and (iii) Buyer shall undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Buyer including the portion of such year that such Employee was employed by Sellers.
(c)    For a period of two (2) years after the Closing Date, Sellers shall not solicit for employment any of the Transferred Employees, other than any Transferred Employee who (i) is subsequently terminated by Buyer, or (ii) voluntarily leaves the employ of Buyer and with respect to whom Buyer gives prior written consent.
(d)    Sellers will provide Buyer with sufficient information to, and Buyer shall, carryover the Federal Insurance Contributions Act (FICA) taxable wage base of all Transferred Employees.
Section 10.2    Paid Time Off. Except for any items shown on Schedule 1.4 attached hereto, Sellers shall be responsible for all Liabilities with respect to all accrued but unused vacation, sick days and personal days due to all Transferred Employees under the Employee Benefit Plans for all periods up to (but not including) the Closing Date.
Section 10.3    Health Insurance. All Transferred Employees who are covered under any group health plan maintained by Sellers on the Closing Date shall be covered under a group health plan maintained by Buyer as of 12:00 a.m. on the day following the Closing Date. Dependents of such Transferred Employees shall also be so covered to the extent dependent coverage is provided under an Employee Benefit Plan of Buyer on the Closing Date. Buyer’s group health plan or plans shall be responsible for any expenses covered thereunder with respect to medical care or services rendered or medical expenditures incurred after the Closing Date without any preexisting condition limitations or exclusions.
Section 10.4    COBRA. Sellers shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage (commonly referred to as “COBRA Coverage”) to or with respect to any Seasonal Employee or Regular Employee and/or dependent thereof on account of any “qualifying event” that occurs on or before the Closing Date. Buyer shall be responsible for satisfying such COBRA coverage obligations to or with respect to any Seasonal Employee hired by Buyer and any Transferred Employee (and/or a dependent thereof) on account of any “qualifying event” which occurs after the Closing Date.
Section 10.5    Severance. Sellers shall be responsible for any and all severance obligations or Liabilities in connection with the termination of employment of any Seasonal Employee or Regular Employee except as hereinafter provided. Buyer shall be responsible for any and all severance obligations or Liabilities in connection with the termination of employment with Buyer of any Seasonal Employee that is hired by Buyer or any Transferred Employee on and after the Closing Date.
Section 10.6    WARN Act. The Parties agree that all Sellers’ Regular Employees (other than Cedar Fair Retained Employees) shall be terminated immediately prior to Closing; all such terminations shall be performed in compliance with all applicable legal requirements, including, without limitation, if applicable, the provisions of Worker Adjustment and Retraining Notification Act 29 U.S.C. 2101 et seq. (the “WARN Act”) and applicable state labor laws. Sellers shall be responsible for, assume all Liability for and indemnify, defend and hold harmless Buyer from any and all obligations or Liabilities, arising under the WARN Act and all WARN Act obligations, including all notices, with respect to all employment losses experienced by the Sellers’ Regular and Seasonal Employees s on the or before the Closing Date. Buyer shall be responsible for, assume all Liability for and indemnify, defend and hold harmless Sellers from any and all obligations or Liabilities, arising under the WARN Act and all WARN Act obligations, including all notices, with respect to all employment losses experienced by the Transferred Employees and Seasonal Employees hired by Buyer which take place on or after the Closing Date.
Section 10.7    Past Service Credit. Buyer shall credit each Transferred Employee with his or her years of service with the Sellers and the ERISA Affiliates or any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any Employee Benefit Plan for purposes of eligibility and vesting (but not benefit accrual) under Buyer’s similar employee benefit plans.
ARTICLE 11
Termination
Section 11.1    Termination. This Agreement may be terminated prior to the Closing:
(a)    by mutual written consent of Sellers and Buyer; or
(b)    by the non-defaulting party if the other party (i) fails to timely perform or satisfy its obligations or covenants hereunder in any material respect following written notice of such failure and the expiration of not less than ten (10) business days opportunity to cure any such failure or (ii) is in material breach of a representation or warranty and such breach, if curable, is not cured within thirty (30) days of written notice thereof; or
(c)    by Buyer prior to the Commitment Date pursuant to Section 4.1(b);
(d)    by Sellers if Cedar Fair enters into a binding agreement (“Parent Sale Agreement”) to sell or transfer all or substantially all of its business or assets or merge or complete any other business combination involving all or substantially all of its business or assets; or
(e)    by either party if the Transaction shall not have been consummated by December 31, 2011.
Section 11.2    Effect of Termination.
(a)    In the event of termination of this Agreement by either Sellers or Buyer as provided above, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of either Buyer or Sellers to the other party or any third party, except for (i) material breaches of this Agreement prior to the time of such termination; (ii) any provisions hereof which expressly provide for survival after termination, including, without limitation, this Section 11.2 and Article 12 hereof; and (iii) the parties’ continuing obligations under the Confidentiality Agreement. Nothing in this Section 11.2 shall relieve Buyer or Sellers of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the Transaction contemplated hereby.
(b)    IN THE EVENT, FOLLOWING THE COMMITMENT DATE, BUYER FAILS TO COMPLETE THIS TRANSACTION STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT (COLLECTIVELY, “BUYER’S DEFAULT”), FOR ANY REASON OTHER THAN SOLELY TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 8.1 (MUTUAL CONDITION PRECEDENT), SECTION 8.2 (CONDITIONS PRECEDENT OF BUYER, OTHER THAN THE CONDITION PRECEDENT IN SECTION 8.2(b) (DUE DILIGENCE)), SECTION 11.1(b) (SELLERS’ BREACH), SECTION 11.1(d) (SELLER’S TERMINATION FOR PARENT SALE AGREEMENT), OR SECTION 12.6 (EVENT OF CASUALTY OR CONDEMNATION), THEN, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SELLERS, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE SUM OF (i) THE DEPOSIT, AND ESCROW HOLDER SHALL DELIVER TO SELLERS THE DEPOSIT PLUS (ii) THE LIQUOR ASSETS ESCROW DEPOSIT AND THE LIQUOR LICENSE ESCROW AGREEMENT SHALL REQUIRE THE LIQUOR ASSETS ESCROW AGENT TO DELIVER TO SELLERS THE LIQUOR ASSETS ESCROW DEPOSIT. BY PLACING THEIR INITIALS BELOW BUYER AND SELLERS AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT WILL BE EXTREMELY DIFFICULT TO ASCERTAIN, THAT THE AMOUNTS REFERRED TO ABOVE CONSTITUTE A REASONABLE ESTIMATE OF SELLERS’ DAMAGES AND THAT SELLERS SHALL BE ENTITLED, AS THEIR LIQUIDATED DAMAGES (AND NOT AS A PENALTY OR FORFEITURE), TO RECEIVE AND RETAIN THE DEPOSIT AS SELLERS’ SOLE AND EXCLUSIVE REMEDY FOR SUCH BREACH OR BREACHES.
_____________________                    ____________________
INITIALS ON BEHALF                     INITIALS ON BEHALF
OF SELLERS                            OF BUYER
THE FOREGOING LIQUIDATED DAMAGES PROVISIONS SHALL NOT CONSTITUTE A LIMIT ON, OR WAIVER OF, SELLERS’ RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS UNDER THIS AGREEMENT OR SELLERS’ RIGHTS OF INDEMNIFICATION UNDER THIS AGREEMENT, OTHER THAN THE INDEMNIFICATION PROVIDED UNDER SECTION 9.3(a) OR SECTION 9.3(b) SOLELY TO THE EXTENT SUCH INDEMNIFICATION RELATES TO THE FAILURE TO ACQUIRE THE BUSINESS, WHICH RIGHTS ARE SEPARATE AND APART FROM, AND IN ADDITION TO, THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 11.2(b).

(c)    In the event that Sellers terminate this Agreement pursuant to Section 11.1(d), then Sellers shall, concurrently with delivery of written notice of termination, (i) instruct Escrow Holder in writing to immediately return the Deposit to Buyer, and (ii) pay Buyer, the sum of (A) all of Buyer’s actual and reasonably documented out-of-pocket fees and expenses actually incurred by Buyer prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amounts shall not be greater than $500,000, and (B) $500,000 (collectively, the “Termination Payment”). Notwithstanding anything to the contrary contained in this Agreement, if the Parent Sale Agreement is terminated prior to consummation thereof, then Sellers shall notify Buyer in writing within ten (10) business days after such termination, and Buyer shall have five (5) business days after receipt of such notice to reinstate this Agreement by delivery of written notice to Sellers and Escrow Holder and deposit into Escrow of an amount equal to the Deposit returned to Buyer pursuant to this Section. Thereafter, upon Closing hereunder, the Purchase Price will be increased by an amount equal to the Termination Payment.
(d)    Upon the termination of this Agreement, the Deposit shall be distributed as described in Section 1.6 and this Article 11.
ARTICLE 12
Miscellaneous
Section 12.1    Expenses. Unless otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the Transaction contemplated hereby including, without limitation, all fees and disbursements of counsel, experts and accountants retained by such party, whether or not the Transaction contemplated hereby shall be consummated.
Section 12.2    Entire Agreement. This Agreement and the Exhibits, Schedules and Appendices attached hereto, together with the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the Transaction contemplated hereby and may be amended, modified, supplemented or altered only by a writing duly executed by all of the parties hereto, and any prior agreements, representations, warranties or understandings, whether oral or written. All Exhibits, Schedules and Appendices attached hereto are hereby incorporated by reference herein and made a part hereof as if fully set forth herein. All Exhibits, Schedules and Appendices not attached hereto at the time of execution hereof shall be incorporated herein and made a part hereof at the time of their attachment.
Section 12.3    Assignment; Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by any party hereto except upon the express prior written consent of the other parties hereto. Notwithstanding the foregoing, the parties agree that Buyer may assign any or all of its rights, but not its obligations, to any entity in which Buyer or any of its members (which for purposes of the foregoing, shall be limited to Todd A. Chapman or Arthur K. Chapman), has, directly or indirectly, day to day management and control, provided that any such assignment shall not relieve the Buyer of its obligations hereunder unless and until Closing occurs. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such designee unless the context otherwise requires, and following Closing the references in this Agreement to Buyer shall only apply to any such designee unless the context otherwise requires. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of, this Agreement.
Section 12.4    Modification; Waiver and Extensions. Buyer, on the one hand, and Sellers, on the other hand, may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies of the other in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, waive compliance with any of the covenants of the other contained in this Agreement, and waive the other’s performance of any of the obligations set out in this Agreement. No modification, waiver or extension of any of the provisions of this Agreement and no consent by Buyer, on the one hand, or Sellers, on the other hand, to any departure therefrom by the other shall be effective unless such modification, waiver or extension shall be in writing and signed by the party or parties to be bound, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on any of the parties hereto in any case shall entitle it, them or any of them to any other or further notice or demand in similar or other circumstances.
Section 12.5    Notices. All notices, demands, consents or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or sent by reputable overnight air courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Buyer, to JMA Ventures, LLC, Four Embarcadero Center, Suite 3100, San Francisco, California 94109, Attention: Todd A. Chapman, with a copy to Sheppard Mullin Richter & Hampton LLP, 333 South Hope Street, Suite 4300, Los Angeles, California 90071, Attention: Michael J. Kiely, Esq., and, if to Sellers, to Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, Attention: Duffield Milkie, Esq., with a copy to Squire, Sanders & Dempsey (US) LLP, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114, Attention: Cipriano S. Beredo, or to such other addresses as may hereafter be furnished in writing which is given in the manner required above. Any notice, demand, consent or communication given hereunder in the manner required above shall be deemed to have been effected and received as of the date hand delivered, as of the date received if sent by overnight air courier, or, if mailed, five (5) days after the date so mailed.
Section 12.6    Casualty and Condemnation. Damage and Destruction. In the event of a loss, damage or destruction of any material portion of the Assets by fire or other casualty, Sellers shall promptly notify Buyer of such loss, damage or destruction. In the event that such loss, damage or destruction that would reasonably be expected to result in a Material Adverse Effect, at Buyer’s option, in its sole discretion (i) Buyer may terminate this Agreement upon written notice to Sellers, whereupon the Deposit shall be returned to Buyer, or (ii) Buyer may elect to proceed to Closing and Sellers shall assign or pay to Buyer all insurance proceeds payable in respect of such loss, damage or destruction (including the amount of any deductible or self-insurance). Sellers shall not settle or adjust any such insurance claim without the prior written consent of Buyer.

(a)    Condemnation. Sellers shall promptly inform Buyer of a taking (or the receipt of written notice regarding a threatened taking) of any of the other Assets by condemnation or transfer in lieu thereof prior to the Closing Date. In the event of any condemnation proceedings pertaining to any portion of the Assets that would reasonably be expected to result in an Material Adverse Effect, at Buyer’s option, in its sole discretion (i) Buyer may terminate this Agreement upon written notice to Sellers, whereupon the Deposit shall be returned to Buyer, or (ii) Buyer may elect to proceed to Closing and Sellers shall assign or pay to Buyer all condemnation proceeds payable in respect of, and shall assign Sellers’ claim under, such condemnation proceeding such condemnation proceeding. Sellers shall not settle or adjust any such condemnation claim without the prior written consent of Buyer.
Section 12.7    Bulk Sales Waiver. Sellers and Buyer each waive compliance by the other with any bulk sales or similar laws that may be applicable to the Transaction contemplated by this Agreement.
Section 12.8    Press Releases. Buyer and Sellers each agree to coordinate with the other party with respect to any press release or other announcement regarding this Transaction and shall not issue any such press release without prior consent of the other party, unless otherwise required by law; provided, that, to the extent required by law, the party intending to make such release shall consult with the other party with respect to the text thereof and shall not include any statement to which the other party reasonably objects unless such statement is required by law on the advice of the releasing party’s outside counsel.
Section 12.9    Captions. The captions of the various articles and sections of this Agreement have been inserted for the purpose of convenience of reference only, and such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of the Agreement.
Section 12.10    Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement may be executed by facsimile signature and upon such facsimile execution shall be deemed tantamount to an original execution.
Section 12.11    Severability. If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction, or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof, unless, as a result of such determination or action, the consideration to be received or enjoyed by any party hereto would be materially impaired or reduced.
Section 12.12    Time. Time is of the essence of all obligations of the parties under this Agreement.

Section 12.13    Choice of Law. This Agreement, and all instruments delivered pursuant hereto or incorporated herein, unless otherwise expressly provided therein shall in all respects be construed in accordance with and governed by the substantive laws of the State of California without giving effect to the conflicts of laws principles thereof, and venue of all actions arising under or related to this Agreement shall be in the courts of that state.
Section 12.14    Confidentiality Agreement. Sellers and Buyer hereby ratify and confirm their respective obligations under that certain confidentiality agreement, dated September 16, 2011 (the “Confidentiality Agreement”) between Sellers and Buyer.
Section 12.15    No Third-Party Beneficiaries. Nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Transaction contemplated hereby.
Section 12.16    Terrorism/Governmental Action. Each party represents and warrants to the other party that the representing party is not, and shall not become, a person or entity with whom such other party is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any applicable law, rule, regulation, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action, and is not and shall not knowingly engage in any dealings or transaction or otherwise knowingly be associated with such persons or entities.
Section 12.17    Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to seek a decree of specific performance and each of the parties shall further be entitled to seek an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. The foregoing shall not apply with respect to any termination of this Agreement pursuant to which Sellers are entitled to receive the Deposit in accordance with Section 11.2(b) above.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLERS	BUYER
CEDAR FAIR, L.P., a Delaware limited partnership By: CEDAR FAIR MANAGEMENT, INC., its general partner ______________________________ Name: ______________________________ Title:	JMA VENTURES, LLC, a California limited liability company By: ________________________________ Todd A. Chapman, President

CEDAR FAIR SOUTHWEST INC., a Delaware corporation By: ______________________________ Name: ______________________________ Title:

MAGNUM MANAGEMENT CORPORATION, an Ohio corporation By: ______________________________ Name: ______________________________ Title:

List of Exhibits, Schedules and Appendices
Appendices
A    Certain Definitions
Schedules
1.1(a)    Real Property
1.1(e)    Permits
1.1(f)    Personal Property Leases
1.1(g)    Real Property Leases
1.1(h)    Contracts and Agreements
1.1(i)    Intellectual Property Rights
1.2(a)    Seller’s Retained Intellectual Property
1.2(d)    Retained Computer Equipment and Software
1.2(e)    Non-Assignable Assets
1.2(h)    Multi-park Agreements
1.2(i)    Excluded Real Property Leases
1.2(j)    Seller’s Employee Benefit Plans
1.2(k)    Excluded Contracts
1.2(l)    Excluded Permits
1.2(m)    Additional Excluded Assets
1.4    Scheduled Liabilities
1.9(a)    Prop 8 Proceedings
2.3    Conflicts, Consents and Approvals
2.5    Permits
2.6    Title to Tangible Personal Property and Equipment
2.7    Physical Condition of Improvements
2.8    Litigation
2.10(b)    Environmental
2.11    Condition of Assts
2.12    Trademarks
2.13(a)    Financial Statements
2.13(b)    Attendance
2.14    Absence of Changes or Events
2.15 (a)    Free or Discounted Admissions
2.15(b)    Tenant Leases/Material Contracts
2.16(a)    Tax Matters
2.16(b)    Tax Withholding
2.16(c)    Tax Disputes
2.16(d)    Tax Agreements
2.17(a)    Benefit Plans
2.17(b)    ERISA
2.18    Insurance Policies
4.7    Multi-park Agreements
8.2(f)    Material Consents

Appendix A
Certain Definitions
“ABC” shall have the meaning defined in Section 1.11(b).
“Additional Deposit” shall have the meaning defined in Section 1.6(a) of the Agreement.
“Agreement” shall have the meaning defined in the introductory paragraph of the Agreement.
“Alcohol Services” shall have the meaning defined in Section 1.11(a) of the Agreement.
“Allocated Asset Value” shall have the meaning defined in Section 1.5 of the Agreement.
“Allocation” shall have the meaning defined in Section 1.5 of the Agreement.
“Assets” shall have the meaning defined in Section 1.1 of the Agreement.
“Assumed Liabilities” shall have the meaning defined in Section 1.4 of the Agreement.
“Benefit Arrangement” shall have the meaning defined in Section 2.17(a) of the Agreement.
“Bill of Sale” shall have the meaning defined in Section 8.2(e)(iv) of the Agreement.
“Books and Records” means all files (including electronic files), documents, instruments, papers, books and records (tangible or electronic, including computer files with historical operating data) relating to the business, operations, condition (financial or otherwise), results of operations and assets and properties of Sellers in existence and in its possession or control, including, without limitation, financial statements and related work papers and management letters from accountants, tax returns, budgets, ledgers, journals, contracts, licenses, Permits, documents containing technical support (including vendor documents), customer lists, and environmental studies and plans, and development plans used or held for use in the conduct of the Business or otherwise relating to the Assets.
“Business” shall have the meaning defined in Recital A of the Agreement.
“Business Employee” shall have the meaning defined in Section 2.17(a) of the Agreement.
“Buyer” shall have the meaning defined in the introductory paragraph of the Agreement.
“Buyer Rejected Employees” shall have the meaning defined in Section 10.1(a) of the Agreement.
“Buyer’s Default” shall have the meaning defined in Section 11.2(b) of the Agreement.
“Buyer’s Indemnified Persons” shall have the meaning defined in Section 9.2 of the Agreement.
“Cap” shall have the meaning defined in Section 9.2 of the Agreement.

“Cedar Fair” shall have the meaning defined in the introductory paragraph of the Agreement.
“Cedar Fair Retained Employees” shall have the meaning defined in Section 10.1(a) of the Agreement.
“CGA Social Media” means Social Media (a) in which Sellers or any of them owns rights or exercises the ability to control content, and (b) which relate exclusively to the Assets and/or Business, and not to any other assets or business of Sellers or any of them, including, without limitation, Twitter (including the web address http://twitter.com/#!/cagreatamerica); Facebook (including the web address https://www.facebook.com/cagreatamerica); and any “blog” or “weblog” hosted by Seller or any of them ([including http://cfpl3.cagreatamerica.com/public/fun/blog/index.cfm]).
“City” means the City of Santa Clara, the lessor under the RDA Ground Lease.
“Claim” shall have the meaning defined in Section 9.5 of the Agreement.
“Claim Notice” shall have the meaning defined in Section 9.5 of the Agreement.
“Closing” shall have the meaning defined in Section 1.7 of the Agreement.
“Closing Date” shall have the meaning defined in Section 1.7 of the Agreement.
“Closing Date Liabilities Valuation” shall have the meaning defined in Section 1.8(b) of the Agreement.
“Closing Payment” shall have the meaning defined in Section 1.5 of the Agreement.
“Closing Tax Year” shall have the meaning defined in Section 1.9(a) of the Agreement.
“Closing Year Property Taxes” shall have the meaning defined in Section 1.9(a) of the Agreement.
“COBRA Coverage” shall have the meaning defined in Section 10.4 of the Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Date” shall have the meaning defined in Section 1.6(a) of the Agreement.
“Confidentiality Agreement” shall have the meaning defined in Section 12.14 of the Agreement.
“Contract” means any written contract, indenture, note, bond, concession, lease or other agreement and all written modifications and amendments thereto.
“Contracts and Agreements” shall have the meaning defined in Section 1.1(h) of the Agreement.
“Contracts Assignment” shall have the meaning defined in Section 8.2(e)(vi) of the Agreement.
“Deductible” shall have the meaning defined in Section 9.2 of the Agreement.

“Deed” shall have the meaning defined in Section 8.2(e)(i) of the Agreement.
“Demand” shall have the meaning defined in Section 2.10(a)(i) of the Agreement.
“Deposit” shall have the meaning defined in Section 1.6 of the Agreement.
“Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 5:00 PM Pacific Standard Time on the date that is sixty (60) days following the Effective Date.
“Dispute Notice” shall have the meaning defined in Section 9.5(d) of the Agreement.
“Effective Date” shall have the meaning defined in the introductory paragraph of the Agreement.
“Employee Benefit Plan” shall have the meaning defined in Section 2.17(a) of the Agreement.
“Encumbrances” means any and all liens, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, conditions, easements and restrictions of record and any other encumbrance of any kind or nature whatsoever.
“Environmental Claim” shall have the meaning defined in Section 2.10(a)(i) of the Agreement.
“Environmental Condition” shall have the meaning defined in Section 2.10(a)(ii) of the Agreement.
“Environmental Laws” shall have the meaning defined in Section 2.10(a)(iii) of the Agreement.
“ERISA Affiliate” shall have the meaning defined in Section 2.17(b) of the Agreement.
“Escrow” shall have the meaning defined in the Agreements Section on Page 1.
“Escrow Holder” shall have the meaning defined in the Agreements Section on Page 1.
“Estimated Scheduled Liabilities Valuation” shall have the meaning defined in Section 1.8(a) of the Agreement.
“Excluded Assets” shall have the meaning defined in Section 1.2(m) of the Agreement.
“Excluded Contracts” shall have the meaning defined in Section 1.2(k) of the Agreement.
“Excluded Liabilities” shall have the meaning defined in Section 1.3 of the Agreement.
“Existing Survey” shall have the meaning defined in Section 4.5(b) of the Agreement.
“Final Scheduled Liabilities Valuation” shall have the meaning defined in Section 1.8(d) of the Agreement.
“Financial Statements” shall have the meaning defined in Section 2.13(a) of the Agreement.

“Gilroy Gardens Management Agreement” means that certain Amusement Park Operation and Management Agreement dated as of January 29, 2003, as amended on March 28, 2005, March 1, 2007, October 1, 2007, October 24, 2008, May 4, 2010 and September 9, 2011, between Gilroy Owner, as owner, and Cedar Fair Southwest Inc. f/k/a Paramount Parks, Inc. as manager.
“Gilroy Gardens Management Agreement Assignment” has the meaning defined in Section 8.2(e)(iii) of the Agreement.
“Gilroy Owner” means Gilroy Gardens Family Theme Park, a Delaware nonprofit corporation, as owner.
“Hazardous Materials” shall have the meaning given in Section 2.10(a)(iv) of the Agreement.
“HSR Act” shall have the meaning defined in Section 2.3 of the Agreement.
“Improvements” shall have the meaning defined in Section 1.1(a) of the Agreement.
“Indemnified Party” shall have the meaning defined in Section 9.5 of the Agreement.
“Indemnifying Party” shall have the meaning defined in Section 9.5 of the Agreement.
“Initial Deposit” shall have the meaning defined in Section 1.6(a) of the Agreement.
“Insurance Policies” shall have the meaning defined in Section 2.18 of the Agreement.
“Insurance Proceeds” shall have the meaning defined in Section 1.1(j) of the Agreement.
“Intellectual Property Rights” shall have the meaning defined in Section 1.1(i) of the Agreement.
“Interim Financial Statement” shall have the meaning defined in Section 2.13(a) of the Agreement.
“Interim Liquor Agreement” shall have the meaning defined in Section 1.11(b) of the Agreement.
“Inventory” shall have the meaning defined in Section 1.1(c) of the Agreement.
“Knowledge,” “to the Knowledge of” and words of like import mean (i) with respect to Sellers, the current actual knowledge of David Hoffman, James Rein and Brian Witherow without any duty of inquiry or investigation and (ii) with respect to Buyer, the current actual knowledge of Todd A. Chapman, Paul Faries and Jan Smidek without any duty of inquiry or investigation.
“Land” shall have the meaning defined in Section 1.1(a) of the Agreement.
“Leased Real Property” shall have the meaning defined in Section 1.1(a) of the Agreement.
“Liabilities” means any liabilities or obligations of any kind whatsoever, including, without limitation, liabilities based on negligence or strict liability whether known or unknown, liquidated or contingent, or any claims or demands based thereon or attributable thereto.

“Liquor Assets” means the Liquor FF&E, Liquor License and Liquor Inventory.
“Liquor Assets Escrow Deposit” shall have the meaning defined in Section 1.11(c) of the Agreement.
“Liquor Assets Bill of Sale” means a duly executed bill of sale transferring to Buyer or Buyer’s permitted assignee the Liquor Assets, in a form to be agreed upon by the parties.
“Liquor Assets Escrow” means the escrow opened with the Liquor Assets Escrow Agent and established for the sale to Buyer of the Liquor Assets.
“Liquor Assets Escrow Agent” means Wilshire Escrow, Inc.
“Liquor Assets Escrow Agreement” shall have the meaning defined in Section 1.11(a) of the Agreement.
“Liquor Assets Purchase Price” shall have the meaning defined in Section 1.11(b).
“Liquor FF&E” means furnishings, fixtures and equipment necessary to the operation of restaurants, bars, kiosks and other facilities serving alcoholic beverages at the Real Property.
“Liquor Inventory” shall mean all alcoholic beverages on hand at the Business on the Effective Date, subject to such depletion and resupply as occur and are made in the normal course of business.
“Liquor License” shall have the meaning given in Section 1.11(a) of the Agreement.
“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, interest, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
“Magnum” shall have the meaning defined in the introductory paragraph of the Agreement.
“Manuals” shall have the meaning defined in Section 1.1(d) of the Agreement.
“Marketing Materials” shall have the meaning defined in Section 1.1(k) of the Agreement.
“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business as currently conducted or the Assets (taken as a whole); provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity (provided however that such clause (5) is not intended to diminish or impair any Buyer’s condition precedent hereunder relating to the RDA Ground Lease) or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence or circumstance with respect to which Buyer has Knowledge as of the date hereof and (c) any adverse change in or effect on the Business that is cured by Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article 11 hereof.
“Material Consents” shall have the meaning defined in Section 8.2(f) of the Agreement.
“Material Contracts” shall have the meaning defined in Section 2.15 of the Agreement.
“Multiemployer Plan” shall have the meaning defined in Section 2.17(b) of the Agreement.
“Neutral Accountant” shall mean a nationally recognized accounting firm, selected by mutual agreement between the Buyer and Sellers.
“Nonassignable Assets” shall have the meaning defined in Section 1.10 of the Agreement.
“Objection Deadline” shall have the meaning defined in Section 4.5(c) of the Agreement.
“Objection Notice” shall have the meaning defined in Section 4.5(c) of the Agreement.
“Objections” shall have the meaning defined in Section 4.5(c) of the Agreement.
“OFAC” shall have the meaning defined in Section 12.16 of the Agreement.
“Official Records” mean the Official Records of Santa Clara County, California.
“Outside Closing Date” shall have the meaning defined in Section 1.7 of the Agreement.
“Owned Real Property” shall have the meaning defined in Section 1.1(a) of the Agreement.
“PCBs” shall have the meaning defined in Section 2.10(a)(iv) of the Agreement.
“Parent Sale Agreement” shall have the meaning defined in Section 11.1(d) of the Agreement.
“Pension Plan” shall have the meaning defined in Section 2.17(a) of the Agreement.
“Permit Assignment” shall have the meaning defined in Section 8.2(e)(v) of the Agreement.
“Permits” shall have the meaning defined in Section 1.1(e) of the Agreement.
“Permitted Exceptions” means (a) easements, agreements, rights of way, exceptions, reservations, utilities, roadways, encroachments, licenses, other matters of record, and any similar items,

including any of the foregoing reflected on the Existing Survey or in a form of Title Policy issued by the Title Company, which do not either individually or in the aggregate, materially interfere with the current use of the Real Property; (b) any and all present and future zoning restrictions, regulations, requirements, laws and ordinances of the City in which the Real Property lies and of boards, bureaus, commissions, departments and bodies of any County, State or Federal sovereign or other governmental authority now or hereafter having or acquiring jurisdiction of the Real Property or the use and improvement thereof (provided however that such clause (b) is not intended to diminish or impair any Buyer’s condition precedent hereunder relating to the RDA Ground Lease); (c) dedications, proposed or in existence, or any changes of grade, proposed or in existence; (d) statutory liens for current Taxes, if any, and other governmental charges for the current fiscal year, which are not yet due and payable; (e) those “standard exceptions” to the ALTA Extended Coverage form of title insurance policy contemplated in the definition of Title Policy; (f) parties in possession of all or part of the Real Property pursuant to any Contract or Tenant Lease which is listed on the Disclosure Schedules to this Agreement and assumed pursuant to the Contracts Assignment; (g) variations between the record lot lines of the Real Property and those shown on the tax map, if any; and (h) the terms and conditions of the RDA Ground Lease, as amended by the RDA Ground Lease Amendment.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, any other business entity, or governmental entity (or any department, agency, or political subdivision thereof).
“Personal Property Leases” shall have the meaning defined in Section 1.1(f) of the Agreement.
“Pre-Closing Environmental Liability” shall have the meaning defined in Section 1.3(h) of the Agreement.
“Prepaid Revenue” means all proceeds from the sale of season passes or any other pre-sold tickets and any sponsorship or promotional payments received with respect to the 2011 and 2012 operating season of the Business.
“Prop 8 Proceedings” shall have the meaning defined in Section 1.9(a) of the Agreement.
“Purchase” shall have the meaning defined in Recital B of the Agreement.
“Purchase Price” shall have the meaning defined in Section 1.5 of the Agreement.
“RDA” means The Redevelopment Agency of the City of Santa Clara.
“RDA Ground Lease” means that certain Ground Lease with First Refusal Purchase Rights, dated as of June 1, 1989 , and recorded June 1, 1989 as Instrument No. 10131592 in the Official Records, by and between the RDA, as Lessor, and Kings Entertainment Company, a North Carolina corporation, predecessor in interest to Paramount Parks Inc., a Delaware corporation, which in turn is predecessor by name change to Southwest (“PPI”), as amended by (a) that certain First Amendment to Ground Lease with First Refusal Purchase Rights dated as of October 4, 1994 and recorded October 7, 1994 as Instrument No. 12678902 of the Official Records, between RDA and PPI, (b) that certain Second Amendment to Ground Lease dated as of March 18, 1997 and recorded March 25, 1997 as Instrument No. 13648418 of the Official Records, between RDA and PPI, and (c) that certain Third Amendment to Ground Lease dated as of May 25, 1999 and recorded July 8, 1999 as Instrument No. 14887081 of the Official Records, between RDA and PPI.
“RDA Ground Lease Amendment” shall have the meaning defined in Section 8.2(a) of the Agreement.
“RDA Ground Lease Assignment” shall have the meaning defined in Section 8.2(e)(ii) of the Agreement.
“RDA Ground Lease Assignment Consent” shall have the meaning defined in Section 8.2(a) of the Agreement.
“RDA Ground Leased Real Property” means the Premises, as defined in the RDA Ground Lease.
“Real Property” shall have the meaning defined in Section 1.1(a) of the Agreement.
“Real Property Lease Assignment” shall have the meaning defined in Section 8.2(e)(vi) of the Agreement.
“Real Property Leases” shall have the meaning defined in Section 1.1(g) of the Agreement.
“Regular Employees” shall have the meaning defined in Section 10.1(a) of the Agreement.
“Related Real Property Rights” shall have the meaning defined in Section 1.1(a) of the Agreement.
“Resolution Period” shall have the meaning defined in Section 1.8(c) of the Agreement.
“Response Deadline” shall have the meaning defined in Section 4.5(c) of the Agreement.
“Response Notice” shall have the meaning defined in Section 4.5(c) of the Agreement.
“Review Period” shall have the meaning defined in Section 7.2 of the Agreement.
“Sale” shall have the meaning defined in Recital B of the Agreement.
“Scheduled Closing Date” shall have the meaning defined in Section 1.7 of the Agreement.
“Scheduled Liabilities” shall have the meaning defined in Section 1.4 of the Agreement.
“Seasonal Employees” shall have the meaning defined in Section 10.1(a) of the Agreement.
“Sellers” shall have the meaning defined in the introductory paragraph of the Agreement.
“Sellers’ Amendment Notice” shall have the meaning defined in Section 1.8(c) of the Agreement.
“Sellers’ Indemnified Persons” shall have the meaning defined in Section 9.3 of the Agreement.

“Sellers’ Retained Intellectual Property” shall have the meaning defined in Section 1.2(a) of the Agreement.
“Sellers’ Review Period” shall have the meaning defined in Section 1.8(c) of the Agreement.
“Social Media” means Internet-based applications and websites allowing for the creation and exchange of user-generated content, including, without limitation, Twitter (including the web address http://twitter.com/#!/cagreatamerica); Facebook (including the web address https://www.facebook.com/cagreatamerica); and any “blog” or weblog” hosted by Seller or any of them [(including http://cfpl3.cagreatamerica.com/public/fun/blog/index.cfm)].
“Solvent” means, with respect to any Person, that: (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (b) such Person has sufficient capital with which to conduct its business; and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any Liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent Liabilities, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured Liability.
“Southwest” shall have the meaning defined in the introductory paragraph of the Agreement.
“Survival Period” shall have the meaning defined in Section 9.1 of the Agreement.
“Tangible Personal Property” shall have the meaning defined in Section 1.1(b) of the Agreement.
“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including water and sewer rents, and general and special assessments), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Period” means any period for which Taxes are owed to a federal, state, local or foreign taxing authority, or for which a Tax Return is required to be filed by Sellers or Buyer.

“Tenant Lease” shall have the meaning defined in Section 2.15(ix) of the Agreement.
“Termination Payment” shall have the meaning defined in Section 11.2(c) of the Agreement.
“Threshold” shall have the meaning defined in Section 9.2 of the Agreement.
“Third-Party Claim” shall have the meaning defined in Section 9.5(a) of the Agreement.
“Title Report” shall have the meaning defined in Section 4.5(a) of the Agreement.
“Title Company” shall have the meaning defined in Section 4.5(a) of the Agreement.
“Title Documents” shall have the meaning defined in Section 4.5(a) of the Agreement.
“Title Policy” shall have the meaning defined in Section 4.5(a) of the Agreement.
“Transaction” shall have the meaning defined in the Agreements Section on Page 1.
“Transferred Employee” shall have the meaning defined in Section 10.1(a) of the Agreement.
“WARN Act” shall have the meaning defined in Section 10.6 of the Agreement.
“Welfare Plan” shall have the meaning defined in Section 2.17(a) of the Agreement.